Exhibit 99.1

REVISED PORTIONS OF BNSF RAILWAY COMPANY ANNUAL REPORT

ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007

Item 7.	Management’s Narrative Analysis of Results of Operations

Management’s narrative analysis relates to the results of operations of BNSF Railway Company and its majority-owned subsidiaries (collectively BNSF Railway, Registrant or Company). The following narrative analysis should be read in conjunction with the Consolidated Financial Statements and the accompanying notes.

Results of Operations

Revenue Table

The following table presents BNSF Railway’s revenue information by business group for the years ended December 31, 2007, and 2006. Certain prior period amounts have been adjusted to conform to current year presentation.

	Revenues (in millions)		Cars / Units (in thousands)		Average Revenue Per Car / Unit
Year ended December 31,	2007	2006	2007	2006	2007	2006
Consumer Products	$5,664	$5,613	5,149	5,520	$1,100	$1,017
Industrial Products	3,684	3,589	1,664	1,686	2,214	2,129
Coal	3,279	2,916	2,472	2,458	1,326	1,186
Agricultural Products	2,722	2,427	1,033	973	2,635	2,494

Total freight revenues	15,349	14,545	10,318	10,637	$1,488	$1,367

Other revenues	261	271

Total operating revenues	$15,610	$14,816

Expense Table

The following table presents BNSF Railway’s expense information for the years ended December 31, 2007 and 2006 (in millions).

Year ended December 31,	2007	2006
Compensation and benefits	$3,754	$3,801
Fuel	3,197	2,734
Purchased services	1,995	1,894
Depreciation and amortization	1,292	1,175
Equipment rents	942	930
Materials and other	920	740

Total operating expenses	$12,100	$11,274

Interest expense	$87	$113
Other expense, net	$31	$39
Income tax expense	$1,384	$1,314

Year Ended December 31, 2007, Compared with Year Ended December 31, 2006

BNSF Railway recorded net income for 2007 of $2,199 million. In comparison, net income for 2006 was $2,238 million.

Revenues

Freight

Freight revenues of $15,349 million for 2007 were $804 million, or 6 percent higher than 2006. Freight revenues reflected a 3-percent decrease in unit volumes. Freight revenues include an increase of approximately $150 million in fuel surcharges compared with the same 2006 period. Growth in prices and fuel surcharges drove average revenue per car/unit up 9 percent in 2007 to $1,488 from $1,367 in 2006.

Consumer Products

The Consumer Products’ freight business includes a significant intermodal component and consists of the following three business areas: international intermodal, domestic intermodal and automotive.

Consumer Products revenues of $5,664 million for 2007 were $51 million, or 1 percent higher than 2006. Higher revenue per unit due to improved yields and fuel surcharges was partially offset by lower volumes related to economic softness as well as reduced trans-pacific service of a large international customer.

Industrial Products

Industrial Products’ freight business consists of five business areas: construction products, building products, petroleum products, chemicals and plastic products and food and beverages.

Industrial Products revenues increased $95 million, or 3 percent, to $3,684 million for 2007, while unit volumes declined 1 percent. The 4-percent increase in average revenue per car was mainly the result of price increases. Strong demand for petroleum products, chemicals and plastics was offset by a decline in building products as a result of weakness in the housing market.

Coal

BNSF Railway is one of the largest transporters of low-sulfur coal in the United States. More than 90 percent of all BNSF Railway’s coal tons originate from the Powder River Basin of Wyoming and Montana.

Coal revenues of $3,279 million for 2007 increased $363 million, or 12 percent, versus a year ago due to improved yields, contractual inflation escalators, increased tons per unit and fuel surcharges. Coal unit volumes increased 1 percent despite mine production and weather-related issues.

Agricultural Products

The Agricultural Products’ freight business transports agricultural products including corn, wheat, soybeans, bulk foods, ethanol, fertilizer and other products.

Agricultural Products revenues of $2,722 million for 2007 were $295 million, or 12 percent higher than revenues for 2006. This increase was primarily due to strong volume growth, favorable mix of business and price increases with the strongest revenue growth in wheat, soybeans, bulk foods, ethanol and fertilizer.

Other Revenues

Other revenues decreased $10 million, or 4 percent, to $261 million for 2007 compared to 2006. This decrease was primarily due to a reduction in customer storage revenues for containers at BNSF Railway intermodal hubs.

Expenses

Total operating expenses for 2007 were $12,100 million, an increase of $826 million, or 7 percent over 2006.

Compensation and Benefits

Compensation and benefits includes expenses for BNSF Railway employee wages, health and welfare, payroll taxes and other related items. The primary factors influencing the expenses recorded are volume, headcount, utilization, wage rates, incentives earned during the period, benefit plan participation and pension expenses.

Compensation and benefits expenses of $3,754 million were $47 million, or 1 percent lower than 2006, on flat employee headcount. Wages and benefit increases were offset by lower variable compensation costs and other cost controls.

Fuel

Fuel expense is driven by market price, the level of locomotive consumption of diesel fuel and the effects of hedging activities.

Fuel expenses of $3,197 million for 2007 were $463 million, or 17 percent, higher than 2006. The increase in fuel expense was due to an increase in the average all-in cost per gallon of diesel fuel, partially offset by a decline in consumption related to improved fuel efficiency. The average all-in cost per gallon of diesel fuel increased by 37 cents to $2.22, or $538 million, which is comprised of an increase in the average purchase price of 16 cents, or $228 million, and a decrease in the hedge benefit of 21 cents, or $310 million (2007 benefit of $31 million less 2006 benefit of $341 million). Consumption in 2007 decreased 36 million gallons to 1,442 million gallons when compared with consumption in the same 2006 period, resulting in a $75 million decrease in fuel expense.

Purchased Services

Purchased services expense includes ramping (lifting of containers onto and off of cars); drayage (highway movements to and from railway facilities); maintenance of locomotives, freight cars and equipment; transportation costs over other railroads; technology services outsourcing; insurance costs; professional services; and other contract services provided to BNSF Railway. The expenses are driven by the rates established in the related contracts and the volume of services required.

Purchased services expenses of $1,995 million for 2007 were $101 million, or 5 percent higher than 2006. Beyond general inflation, the largest drivers of this increase were: haulage payments for transportation over other railroads, principally due to a new southeast intermodal agreement; locomotive maintenance costs; and ramping costs (lifting of containers onto and off of cars).

Depreciation and Amortization

Depreciation and amortization expenses for the period are determined by using the group method of depreciation, applying a single rate to the gross investment in a particular class of property. Due to the capital-intensive nature of BNSF Railway’s operations, depreciation expense is a significant component of the Company’s operating expense. The full effect of inflation is not reflected in operating expenses since depreciation is based on historical cost.

Depreciation and amortization expenses of $1,292 million for 2007 were $117 million, or 10 percent higher than 2006. This increase was primarily due to continuing capital expenditures as well as updated depreciation rates for locomotives.

Equipment Rents

Equipment rents expense includes long-term and short-term payments primarily for locomotives, freight cars, containers and trailers. The expense is driven primarily by volume, lease and rental rates, utilization of equipment and changes in business mix resulting in equipment usage variances.

Equipment rents expenses for 2007 of $942 million were $12 million, or 1 percent, higher than 2006, on a 3-percent decline in unit volumes. The variance represents an increase in locomotive lease expense, partially offset by a decrease in freight car equipment expense due to the impact of the Company’s privatization efforts, lower volumes and velocity improvements for freight car equipment.

Materials and Other

Material expenses consist mainly of the costs involved to purchase mechanical and engineering materials in addition to other items for construction and maintenance of property and equipment. Other expenses include personal injury claims for which the Company is self-insured, environmental remediation and derailments as well as utilities, impairments of long-lived assets, locomotive overhauls, property and miscellaneous taxes and employee separation costs. The total is offset by gains on land sales and insurance recoveries.

Materials and other expenses of $920 million for 2007 were $180 million, or 24 percent higher than 2006. The increase was primarily due to increases of approximately: (i) $65 million and $16 million first quarter environmental and technology charge, respectively; (ii) $40 million in environmental remediation developments; (iii) $25 million due largely to rising costs for materials for locomotives, freight cars and track structure; and (iv) $20 million in crew transportation costs principally due to increased fuel and insurance-related costs as well as increased usage due to adverse weather. In addition, a $22 million gain from a line sale to the State of New Mexico was recorded in 2006.

Interest Expense

Interest expense of $87 million for 2007 was $26 million, or 23 percent lower than 2006. This decrease was primarily due to lower average debt balances and lower average interest rates.

Income Taxes

The effective rate in 2007 was 38.6 percent compared with 37.0 percent for the prior year. The increase in the effective tax rate primarily reflects income tax adjustments that favorably impacted income tax expense in 2006 as compared to 2007.

Other Matters

Forward-Looking Information

To the extent that statements made by the Company relate to the Company’s future economic performance or business outlook, projections or expectations of financial or operational results, or refer to matters that are not historical facts, such statements are “forward-looking” statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding:

•	Expectations as to operating results, such as revenue growth and earnings per share;

•

Expectations as to the effect of claims, litigation, environmental and personal injury costs, commitments, contingent liabilities, and governmental and regulatory investigations and proceedings on the Company’s financial condition;

•	Plans and goals for future operational improvements and capital commitments; and

•	Future market conditions or economic performance.

Forward-looking statements involve a number of risks and uncertainties, and actual performance or results may differ materially. For a discussion of material risks and uncertainties that the Company faces, see the discussion in Item 1A, “Risk Factors,” of this Annual Report on Form 10-K. Important factors that could cause actual results to differ materially include, but are not limited to, the following:

•

Economic and industry conditions: material adverse changes in economic or industry conditions, both in the United States and globally, changes in customer demand, effects of adverse economic conditions affecting shippers or BNSF Railway’s supplier base, adverse economic conditions in the industries and geographic areas that produce and consume freight, changes in demand due to more stringent regulatory policies such as the regulation of carbon dioxide emissions that could reduce the demand for coal, governmental tariffs or subsidies that could affect the demand for grain, competition and consolidation within the transportation industry, the extent to which BNSF Railway is successful in gaining new long-term relationships with customers or retaining existing ones, level of service failures that could lead customers to use competitors’ services, changes in fuel prices and other key materials and disruptions in supply chains for these materials, changes in the securities and capital markets and changes in crew availability, labor costs and labor difficulties, including stoppages affecting either BNSF Railway’s operations or customers’ abilities to deliver goods to BNSF Railway for shipment;

•

Legal, legislative and regulatory factors: developments and changes in laws and regulations, including those affecting train operations or the marketing of services, the ultimate outcome of shipper and rate claims subject to adjudication or claims, investigations or litigation alleging violations of the antitrust laws, increased economic regulation of the rail industry through legislative action and revised rules and standards applied by the U.S. Surface Transportation Board in various areas including rates and services, developments in environmental investigations or proceedings with respect to rail operations or current or past ownership or control of real property, and developments in and losses resulting from other types of claims and litigation, including those relating to personal injuries, asbestos and other occupational diseases, the release of hazardous materials, environmental contamination and damage to property; and

•

Operating factors: technical difficulties, changes in operating conditions and costs, changes in business mix, the availability of equipment and human resources to meet changes in demand, the extent of the Company’s ability to achieve its operational and financial initiatives and to contain costs, the effectiveness of steps taken to maintain and improve operations and velocity and network fluidity, including the management of the amount of traffic on the system to meet demand and the ability to acquire sufficient resources to meet that demand, the ability to expand the capacity of the system, congestion on other railroads and capacity constraints affecting all links in the transportation chain that feed traffic and goods to BNSF Railway’s systems, restrictions on development and expansion plans due to environmental concerns, disruptions to BNSF Railway’s technology network including computer systems and software, as well as natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of BNSF Railway’s operating systems, structures, or equipment including the effects of acts of terrorism on the Company’s system or other railroads’ systems.

The Company cautions against placing undue reliance on forward-looking statements, which reflect its current beliefs and are based on information currently available to it as of the date a forward-looking statement is made. The Company undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event the Company does update any forward-looking statement, no inference should be made that the Company will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements made by the Company may appear in the Company’s public filings with the SEC, which are accessible at www.sec.gov, and on the Company’s website at www.bnsf.com, and which investors are advised to consult.

REVISED PORTIONS OF BNSF RAILWAY COMPANY ANNUAL REPORT

ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007

Item 8.	Financial Statements and Supplementary Data

The Consolidated Financial Statements of BNSF Railway Company and subsidiary companies, together with the report of the Company’s independent registered public accounting firm, are included as part of this filing.

The following documents are filed as a part of this report:

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors of BNSF Railway Company

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of BNSF Railway Company and its subsidiaries (the Company) at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company changed the manner in which it accounts for planned major maintenance activities and the manner in which it accounts for uncertain tax positions.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

February 12, 2008, except for the effects of the merger discussed in Note 1 to the consolidated financial statements, as to which the date is October 8, 2008

BNSF Railway Company and Subsidiaries

Consolidated Statements of Incomea

In millions

Year ended December 31,	2007	2006	2005
Revenues	$15,610	$14,816	$12,851

Operating expenses:
Compensation and benefits	3,754	3,801	3,501
Fuel	3,197	2,734	1,959
Purchased services	1,995	1,894	1,722
Depreciation and amortization	1,292	1,175	1,111
Equipment rents	942	930	886
Materials and other	920	740	735

Total operating expenses	12,100	11,274	9,914

Operating income	3,510	3,542	2,937
Interest expense	87	113	127
Interest income, related parties	(191)	(162)	(87)
Other expense, net	31	39	35

Income before income taxes	3,583	3,552	2,862
Income tax expense	1,384	1,314	1,078

Net income	$2,199	$2,238	$1,784

a

Current and prior year numbers have been adjusted for the merger of BNSF Acquisition, Inc. with and into BNSF Railway Company. See Note 1 to the Consolidated Financial Statements for additional information. Prior year numbers have been adjusted for the retrospective adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 2 to the Consolidated Financial Statements for additional information.

See accompanying Notes to Consolidated Financial Statements.

BNSF Railway Company and Subsidiaries

Consolidated Balance Sheetsa

Dollars in millions

December 31,	2007	2006
Assets
Current assets:
Cash and cash equivalents	$24	$19
Accounts receivable, net	805	932
Materials and supplies	579	488
Current portion of deferred income taxes	282	337
Other current assets	325	285

Total current assets	2,015	2,061
Property and equipment, net	29,560	27,919
Other assets	1,953	1,842
Intercompany notes receivable	—	3,317

Total assets	$33,528	$35,139

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and other current liabilities	$2,822	$2,958
Long-term debt due within one year	210	173

Total current liabilities	3,032	3,131

Long-term debt	1,511	1,215
Deferred income taxes	8,519	8,311
Casualty and environmental liabilities	843	830
Pension and retiree health and welfare liability	444	604
Employee separation costs	77	86
Other liabilities	1,578	1,171
Intercompany notes payable	—	35

Total liabilities	16,004	15,383

Commitments and contingencies (see Notes 3, 9 and 10)
Stockholder’s equity:
Common stock, $1 par value, 1,000 shares authorized; issued and outstanding and paid-in-capital	6,331	6,331
Retained earnings	11,797	13,711
Intercompany notes receivable	(456)	—
Accumulated other comprehensive loss	(148)	(286)

Total stockholder’s equity	17,524	19,756

Total liabilities and stockholder’s equity	$33,528	$35,139

a

Current and prior year numbers have been adjusted for the merger of BNSF Acquisition, Inc. with and into BNSF Railway Company. See Note 1 to the Consolidated Financial Statements for additional information. Prior year numbers have been adjusted for the retrospective adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 2 to the Consolidated Financial Statements for additional information.

See accompanying Notes to Consolidated Financial Statements.

BNSF Railway Company and Subsidiaries

Consolidated Statements of Cash Flowsa

In millions

Year ended December 31,	2007	2006	2005
Operating Activities
Net income	$2,199	$2,238	$1,784
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,292	1,175	1,111
Deferred income taxes	302	330	211
Employee separation costs paid	(21)	(27)	(30)
Long-term casualty and environmental liabilities, net	26	(55)	(71)
Other, net	101	(192)	(156)
Changes in current assets and liabilities:
Accounts receivable, net	(120)	(129)	(106)
Change in accounts receivable sales program	—	—	(350)
Materials and supplies	(91)	(92)	(57)
Other current assets	12	105	13
Accounts payable and other current liabilities	(123)	(66)	398

Net cash provided by operating activities	3,577	3,287	2,747

Investing Activities
Capital expenditures	(2,248)	(2,014)	(1,750)
Net increase in intercompany notes receivable	(993)	(441)	(860)
Construction costs for facility financing obligation	(37)	(14)	(4)
Other, net	(114)	(130)	(363)

Net cash used for investing activities	(3,392)	(2,599)	(2,977)

Financing Activities
Payments on long-term debt	(182)	(467)	(164)
Proceeds from facility financing obligation	41	—	—
Net (decrease) increase in intercompany notes payable	(35)	(224)	99
Other, net	(4)	—	1

Net cash used for financing activities	(180)	(691)	(64)

Increase (decrease) in cash and cash equivalents	5	(3)	(294)
Cash and cash equivalents:
Beginning of year	19	22	316

End of year	$24	$19	$22

Supplemental Cash Flow Information
Interest paid, net of amounts capitalized	$75	$110	$125
Income taxes paid, net of refunds	$930	$1,011	$638
Non-cash asset financing	$461	$109	$68
Non-cash dividend	$4,100	$—	$—

a	Current and prior year numbers have been adjusted for the merger of BNSF Acquisition, Inc. with and into BNSF Railway Company. See Note 1 to the Consolidated Financial Statements for additional information. Prior year numbers have been adjusted for the retrospective adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 2 to the Consolidated Financial Statements for additional information.

See accompanying Notes to Consolidated Financial Statements.

BNSF Railway Company and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equitya

In millions

	Common Stock and Paid-in-Capital	Retained Earnings[b]	Inter-company Notes Receivable	Accumulated Other Comprehensive Income (Loss)	Total Stockholder’s Equity[b]
Balance at December 31, 2004	$6,331	$9,562	$—	$7	$15,900
Cumulative effect retrospective application, net of tax expense of $78[b]	—	127	—	—	127

Balance at December 31, 2004, as adjusted	6,331	9,689	—	7	16,027
Comprehensive income:
Net income	—	1,784	—	—	1,784
Minimum pension liability adjustment, net of tax expense of $25	—	—	—	(39)	(39)
Fuel mark-to-market, net of tax expense of $12	—	—	—	(19)	(19)

Total comprehensive income	—	1,784	—	(58)	1,726

Balance at December 31, 2005, as adjusted	6,331	11,473	—	(51)	17,753
Comprehensive income:
Net income	—	2,238	—	—	2,238
Minimum pension liability adjustment, net of tax benefit of $24	—	—	—	40	40
Fuel mark-to-market, net of tax benefit of $125	—	—	—	(199)	(199)

Total comprehensive income	—	2,238	—	(159)	2,079

Adjustment to initially apply SFAS No. 158, net of tax benefit of $48	—	—	—	(76)	(76)

Balance at December 31, 2006, as adjusted	6,331	13,711	—	(286)	19,756
Adjustment for the adoption of FASB Interpretation No. (FIN) 48	—	(13)	—	—	(13)
Non-cash dividend ($4.1 per share)	—	(4,100)	—	—	(4,100)
Intercompany notes receivable	—	—	(456)	—	(456)
Comprehensive income:
Net income	—	2,199	—	—	2,199
Change in unrecognized prior service costs and actuarial losses, net of tax expense of $76	—	—	—	122	122
Fuel/interest hedge mark-to-market, net of tax expense of $11	—	—	—	16	16

Total comprehensive income	—	2,199	—	138	2,337

Balance at December 31, 2007	$6,331	$11,797	$(456)	$(148)	$17,524

a

Current and prior year numbers have been adjusted for the merger of BNSF Acquisition, Inc. with and into BNSF Railway Company. See Note 1 to the Consolidated Financial Statements for additional information.

b

Prior year numbers have been adjusted for the retrospective adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities. See Note 2 to the Consolidated Financial Statements for additional information.

See accompanying Notes to Consolidated Financial Statements.

BNSF Railway Company and Subsidiaries

Notes to Consolidated Financial Statements

Note: As a result of applying SFAS No. 141, Business Combinations, to the merger of BNSF Acquisition, Inc. with and into BNSF Railway Company (discussed in “The Company” section in Note 1), BNSF Railway Company revised the Consolidated Financial Statements and the following Notes to Consolidated Financial Statements as follows:

•

Note 1, The Company – As a result of applying SFAS No. 141, Business Combinations, to the merger of BNSF Acquisition, Inc. with and into BNSF Railway Company, fiscal years 2007, 2006 and 2005 financial statement line items, as applicable, have been revised.

•

Note 2, Significant Accounting Policies, (Planned Major Maintenance Activities) – Tables detailing the effects of the retrospective adoption of FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities have been removed, as this information is now included in the tables at Note 1.

•	Note 5, Income Taxes – Disclosures for income tax expense and deferred tax assets and liabilities have been revised.

•	Note 7, Property and Equipment, Net - Certain line items detailing the components Property and Equipment, Net have been revised.

•	Note 8, Accounts Payable and Other Current Liabilities – Certain line items detailing the components of Accounts Payable and Other Current Liabilities have been revised.

•

Note 12, Employment Benefit Plans – Certain balance sheet line items in the table illustrating the incremental effect of applying SFAS No. 158 to both the pension and retiree health and welfare plans have been revised.

•

Note 13, Related Party Transactions – Disclosures for intercompany receivables and intercompany payables have been adjusted to eliminate intercompany balances between BNSF Acquisition, Inc. and BNSF Railway Company.

•	Note 15, Quarterly Financial Data (Unaudited) – Quarterly results have been revised.

1. The Company

BNSF Railway Company and its majority-owned subsidiaries, (collectively, BNSF Railway or Company) is a wholly-owned subsidiary of Burlington Northern Santa Fe Corporation (BNSF). BNSF Railway operates one of the largest railroad networks in North America with approximately 32,000 route miles in 28 states and two Canadian provinces. Through one operating transportation services segment, BNSF Railway transports a wide range of products and commodities including the transportation of Consumer Products, Industrial Products, Coal and Agricultural Products, derived from manufacturing, agricultural and natural resource industries, which constituted 37 percent, 24 percent, 21 percent and 18 percent, respectively, of total freight revenues for the year ended December 31, 2007.

BNSF Railway was formerly known as the Burlington Northern Railroad Company (BNRR). On December 31, 1996, The Atchison, Topeka and Santa Fe Railway Company (ATSF) merged with and into BNRR and the name of the surviving entity, BNRR, was changed to The Burlington Northern and Santa Fe Railway Company. On January 2, 1998, BNSF Railway’s parent, Santa Fe Pacific Corporation (SFP), merged with and into BNSF Railway. On January 20, 2005, The Burlington Northern and Santa Fe Railway Company changed its name to BNSF Railway Company.

BNSF Acquisition, Inc. (BNSF Acquisition), a wholly-owned subsidiary of BNSF was merged with and into BNSF Railway on March 18, 2008. BNSF Acquisition was formed on April 17, 1996 as the vehicle to acquire Washington Central Railroad Company, Inc. SFAS No. 141, Business Combinations, carries forward without reconsideration the previous guidance related to the combination of entities under common control in Accounting Principles Board Opinion No. 16, Business Combinations. Accordingly, the information affected by this merger has been retrospectively revised herein.

The effects of this transaction and of the retrospective adoption of Financial Accounting Standards Board (FASB) Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities (PMMA), as discussed in Note 2, Significant Accounting Policies, (Planned Major Maintenance Activities), were as follows (in millions):

Consolidated Statement of Income Year Ended December 31, 2007	As Originally Reported	Adjustment for Merger	As Adjusted
Revenues	$15,605	$5	$15,610
Depreciation and amortization	1,290	2	1,292

Total operating expenses	12,098	2	12,100

Operating income	3,507	3	3,510

Income before income taxes	3,580	3	3,583
Income tax expense	1,383	1	1,384

Net income	$2,197	$2	$2,199

Consolidated Statement of Income Year Ended December 31, 2006	As Originally Reported	Adjustment for PMMA	Adjustment for Merger	As Adjusted
Revenues	$14,811	$—	$5	$14,816
Compensation and benefits	3,800	—	1	3,801
Depreciation and amortization	1,128	$46	1	1,175
Materials and other	790	(50)	—	740

Total operating expenses	11,276	(4)	2	11,274

Operating income	3,535	4	3	3,542

Income before income taxes	3,545	4	3	3,552
Income tax expense	1,311	2	1	1,314

Net income	$2,234	$2	$2	$2,238

Consolidated Statement of Income Year Ended December 31, 2005	As Originally Reported	Adjustment for PMMA	Adjustment for Merger	As Adjusted
Revenues	$12,846	$—	$5	$12,851
Depreciation and amortization	1,074	36	1	1,111
Materials and other	776	(41)	—	735

Total operating expenses	9,918	(5)	1	9,914

Operating income	2,928	5	4	2,937
Interest income, related parties	(85)	—	(2)	(87)

Income before income taxes	2,851	5	6	2,862
Income tax expense	1,073	2	3	1,078

Net income	$1,778	$3	$3	$1,784

Consolidated Balance Sheet December 31, 2007	As Originally Reported	Adjustment for Merger	As Adjusted
Property and equipment, net	$29,513	$47	$29,560
Other assets	1,927	26	1,953

Total assets	33,455	73	33,528

Accounts payable and other current liabilities	2,848	(26)	2,822

Total current liabilities	3,058	(26)	3,032

Deferred income taxes	8,501	18	8,519

Total liabilities	16,012	(8)	16,004

Common stock issued and outstanding and paid-in capital	6,286	45	6,331
Retained earnings	11,761	36	11,797

Total stockholder’s equity	17,443	81	17,524

Total liabilities and stockholder’s equity	$33,455	$73	$33,528

Consolidated Balance Sheet December 31, 2006	As Originally Reported	Adjustment for PMMA	Adjustment for Merger	As Adjusted
Cash and cash equivalents	$20	$—	$(1)	$19

Total current assets	2,062	—	(1)	2,061

Property and equipment, net	27,626	245	48	27,919
Other assets	1,906	(91)	27	1,842

Total assets	34,911	154	74	35,139

Accounts payable and other current liabilities	2,981	—	(23)	2,958

Total current liabilities	3,154	—	(23)	3,131

Deferred income taxes	8,211	82	18	8,311
Other liabilities	1,231	(60)	—	1,171

Total liabilities	15,366	22	(5)	15,383

Common stock issued and outstanding and paid-in capital	6,286	—	45	6,331
Retained earnings	13,545	132	34	13,711

Total stockholder’s equity	19,545	132	79	19,756

Total liabilities and stockholder’s equity	$34,911	$154	$74	$35,139

Consolidated Statement of Cash Flows Year Ended December 31, 2007	As Originally Reported	Adjustment for Merger	As Adjusted
Net income	$2,197	$2	$2,199
Depreciation and amortization	1,290	2	1,292
Accounts payable and other current liabilities	(119)	(4)	(123)

Net cash provided by operating activities	3,577	—	3,577

Investing activities other, net	(115)	1	(114)

Net cash used for investing activities	$(3,393)	$1	$(3,392)

Consolidated Statement of Cash Flows Year Ended December 31, 2006	As Originally Reported	Adjustment for PMMA	Adjustment for Merger	As Adjusted
Net income	$2,234	$2	$2	$2,238
Depreciation and amortization	1,128	46	1	1,175
Deferred income taxes	328	2	—	330
Operating activities other, net	(223)	31	—	(192)
Accounts payable and other current liabilities	(64)	—	(2)	(66)

Net cash provided by operating activities	3,205	81	1	3,287

Investing activities other, net	(49)	(81)	—	(130)

Net cash used for investing activities	$(2,518)	$(81)	$—	$(2,599)

Consolidated Statement of Cash Flows Year Ended December 31, 2005	As Originally Reported	Adjustment for PMMA	Adjustment for Merger	As Adjusted
Net income	$1,778	$3	$3	$1,784
Depreciation and amortization	1,074	36	1	1,111
Deferred income taxes	209	2	—	211
Operating activities other, net	(212)	56	—	(156)
Accounts payable and other current liabilities	397	—	1	398

Net cash provided by operating activities	2,645	97	5	2,747

Net increase in intercompany notes receivable	(865)	—	5	(860)
Investing activities other, net	(267)	(97)	1	(363)

Net cash used for investing activities	(2,886)	(97)	6	(2,977)

Net increase in intercompany notes payable	107	—	(8)	99

Net cash used for financing activities	$(56)	$—	$(8)	$(64)

The effects of the adjustment of the merger of BNSF Acquisition on years prior to fiscal 2005 resulted in an adjustment to increase stockholder’s equity as of January 1, 2005 by $74 million.

2. Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of BNSF Railway. All significant intercompany accounts and transactions have been eliminated. The Company evaluates its less than majority-owned investments for consolidation pursuant to FIN 46R, Consolidation of Variable Interest Entities.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. These estimates and assumptions are periodically reviewed by management. Actual results could differ from those estimates.

Revenue Recognition

Transportation revenues are recognized based upon the proportion of service provided as of the balance sheet date. Revenues from ancillary services are recognized when performed. Customer incentives, which are primarily provided for shipping a specified cumulative volume or shipping to/from specific locations, are recorded as a reduction to revenue on a pro-rata basis based on actual or projected future customer shipments. When using projected shipments, the Company relies on historic trends as well as economic and other indicators to estimate the liability for customer incentives.

Accounts Receivable, Net

Accounts receivable, net includes accounts receivable reduced by an allowance for bill adjustments and uncollectible accounts. The allowance for bill adjustments and uncollectible accounts is based on historical experience as well as any known trends or uncertainties related to customer billing and account collectibility.

Cash and Cash Equivalents

All short-term investments with original maturities of 90 days or less are considered cash equivalents. Cash equivalents are stated at cost, which approximates market value because of the short maturity of these instruments.

Materials and Supplies

Materials and supplies, which consist mainly of rail, ties and other items for construction and maintenance of property and equipment, as well as diesel fuel, are valued at the lower of average cost or market.

Property and Equipment, Net

Property and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives. The Company uses the group method of depreciation in which a single depreciation rate is applied to the gross investment in a particular class of property, despite differences in the service life or salvage value of individual property units within the same class. Upon normal sale or retirement of certain depreciable railroad property, cost less net salvage value is charged to accumulated depreciation, and no gain or loss is recognized. The disposals of land and non-rail property as well as significant premature retirements are recorded as gains or losses at the time of their occurrence.

The Company self-constructs portions of its track structure and rebuilds certain classes of rolling stock. In addition to direct labor and material, certain indirect costs are capitalized. Expenditures that significantly increase asset values or extend useful lives are capitalized. Repair and maintenance expenditures are charged to operating expense when the work is performed. Property and equipment are stated at cost.

The Company incurs certain direct labor, contract service and other costs associated with the development and installation of internal-use computer software. Costs for newly developed software or significant enhancements to existing software are typically capitalized. Research, preliminary project, operations, maintenance and training costs are charged to operating expense when the work is performed.

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the long-lived assets, the carrying value is reduced to the estimated fair value as measured by the discounted cash flows.

Leasehold improvements that meet capitalization criteria are capitalized and amortized on a straight-line basis over the lesser of their estimated useful lives or the remaining lease term. Cash flows for capitalized leasehold improvements are reported in the investing activities other, net line of the Consolidated Statements of Cash Flows.

Planned Major Maintenance Activities

Effective January 1, 2007, the Company transitioned to the deferral method of accounting for leased locomotive overhauls, which includes the refurbishment of the engine and related components. Previously, the Company used the accrue-in-advance method of accounting for these planned major maintenance activities; however, under FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities, issued in September 2006, this method is no longer allowed. This change was applied retrospectively for all periods presented. Accordingly, BNSF Railway has eliminated the asset and liability recorded from the accrue-in-advance methodology and established an asset for overhauls that have been performed. This asset of $245 million, which is included in property and equipment, net in the December 31, 2006 Consolidated Balance Sheets, will be amortized to expense using the straight-line method until the next overhaul is performed or the end of the lease, whichever comes first, typically between six and eight years.

The effects of these adjustments are detailed in the tables included at Note 1, The Company.

Environmental Liabilities

Liabilities for environmental cleanup costs are initially recorded when BNSF Railway’s liability for environmental cleanup is both probable and reasonably estimable. Subsequent adjustments to initial estimates are recorded as necessary based upon additional information developed in subsequent periods. Estimates for these liabilities are undiscounted.

Personal Injury Claims

Liabilities for personal injury claims are initially recorded when the expected loss is both probable and reasonably estimable. Subsequent adjustments to initial estimates are recorded as necessary based upon additional information developed in subsequent periods. Liabilities recorded for unasserted personal injury claims, including those related to asbestos, are based on information currently available. Estimates of liabilities for personal injury claims are undiscounted.

Income Taxes

Deferred tax assets and liabilities are measured using the tax rates that apply to taxable income in the period in which the deferred tax asset or liability is expected to be realized or paid. Valuation allowances are established to reduce deferred tax assets if it is more likely than not that some or all of the deferred tax asset will not be realized. Investment tax credits are accounted for using the flow-through method.

Uncertain Tax Positions

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes. This interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recorded an $83 million increase in the liability for unrecognized tax benefits, which is offset by a reduction of the deferred tax liability of $70 million, resulting in a decrease to the January 1, 2007, retained earnings balance of $13 million (for additional information see Note 5 to the Consolidated Financial Statements).

Stock-Based Compensation

Under various stock incentive plans, BNSF has granted options to BNSF Railway employees to purchase BNSF common stock at a price not less than fair market value at the date of grant. Certain employees of the Company also participate in BNSF’s other long-term incentive plans including, among other things, restricted stock and a discounted stock purchase program. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, on January 1, 2006. This statement requires BNSF Railway to recognize the cost of employee services received in exchange for BNSF’s equity instruments. Under SFAS No. 123R, BNSF Railway is required to record compensation expense over an award’s vesting period based on the award’s fair value at the date of grant. BNSF Railway has elected to adopt SFAS No. 123R on a modified prospective basis; accordingly, the financial statements for periods prior to January 1, 2006, do not include compensation cost calculated under the fair value method. Since the adoption of this new guidance, there have been no significant changes in the quantity or types of instruments used in stock-based compensation programs, nor have there been any significant changes in the terms of existing stock-based compensation arrangements. The Company did, however, record a favorable cumulative adjustment for estimated forfeitures of $3 million, which, due to its immateriality, was included as a reduction to compensation expense in the first quarter of 2006.

Prior to January 1, 2006, the Company applied Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and, therefore, recorded the intrinsic value of stock-based compensation as expense. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation (in millions) prior to January 1, 2006:

Year ended December 31,	2005
Net income, as reported	$1,784

Stock-based employee compensation expense included in reported net income, net of related tax effects	23

Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(42)

Pro forma net income	$1,765

Employment Benefit Plans

BNSF Railway estimates liabilities and expenses for the pension and retiree health and welfare plans. Estimated amounts are based on historical information, current information and estimates regarding future events and circumstances. Significant assumptions used in the valuation of pension and/or retiree health and welfare liabilities include the expected return on plan assets, discount rate, rate of increase in compensation levels and the health care cost trend rate.

Reclassifications

Certain comparative prior year amounts in the Consolidated Financial Statements and accompanying notes have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported operating income or net income.

3. Hedging Activities

The Company uses derivative financial instruments to hedge against increases in diesel fuel prices and interest rates. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company formally documents the relationship between the hedging instrument and the hedged item, as well as the risk management objective and strategy for the use of the hedging instrument. This documentation includes linking the derivatives that are designated as cash flow hedges to specific assets or liabilities on the balance sheet, commitments or forecasted transactions. The Company assesses at the time a derivative contract is entered into, and at least quarterly thereafter, whether the derivative item is effective in offsetting the changes in cash flows. Any change in fair value resulting from ineffectiveness, as defined by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, is recognized in current period earnings. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded in accumulated other comprehensive loss (AOCL) as a separate component of stockholder’s equity and reclassified into earnings in the period during which the hedge transaction affects earnings. Cash flows related to fuel and interest rate hedges are classified as operating activities in the Consolidated Statements of Cash Flows.

BNSF Railway monitors its hedging positions and credit ratings of its counterparties and does not anticipate any losses due to counterparty nonperformance.

Fuel

Fuel costs represented 26 percent, 24 percent and 20 percent of total operating expenses during 2007, 2006 and 2005, respectively. Due to the significance of diesel fuel expenses to the operations of BNSF Railway and the historical volatility of fuel prices, the Company has entered into hedges to partially mitigate the risk of fluctuations in the price of its diesel fuel purchases. The fuel hedges include the use of derivatives that are accounted for as cash flow hedges. The hedging is intended to protect the Company’s operating margins and overall profitability from adverse fuel price changes by entering into fuel-hedge instruments based on management’s evaluation of current and expected diesel fuel price trends. However, to the extent the Company hedges portions of its fuel purchases, it may not realize the impact of decreases in fuel prices. Conversely, to the extent the Company does not hedge portions of its fuel purchases, it may be adversely affected by increases in fuel prices. Based on fuel consumption during 2007 and excluding the impact of the hedges, each one-cent increase in the price of fuel per gallon would result in approximately $14 million of additional fuel expense on an annual basis. However, BNSF Railway believes any fuel price increase would be substantially offset by the Company’s fuel surcharge program.

Total Fuel-Hedging Activities

As of December 31, 2007, BNSF Railway’s total fuel-hedging positions covered approximately 3 percent, 1 percent and less than 1 percent of estimated fuel purchases for 2008, 2009 and 2010, respectively. Hedge positions are closely monitored to ensure that they will not exceed actual fuel requirements in any period.

The amounts recorded in the Consolidated Statements of Income for fuel-hedge transactions were as follows (in millions):

Year ended December 31,	2007	2006	2005
Hedge benefit	$30	$342	$535
Ineffective portion of open hedges	1	(1)	(4)
Tax effect	(12)	(131)	(203)

Hedge benefit, net of tax	$19	$210	$328

The amounts recorded in the Consolidated Balance Sheets for fuel-hedge transactions were as follows (in millions):

December 31,	2007	2006
Short-term fuel-hedging asset	$29	$13
Long-term fuel-hedging asset	10	—
Short-term fuel-hedging liability	—	(2)
Ineffective portion of open hedges	—	1
Tax effect	(15)	(4)

Amount included in AOCL, net of tax	$24	$8

Settled fuel-hedging contracts receivable	$6	$37

BNSF Railway measures the fair value of hedges based upon data provided by various external counterparties. To value a swap, the Company uses the forward commodity price for the period hedged.

New York Mercantile Exchange (NYMEX) #2 Heating Oil (HO) Hedges

As of December 31, 2006, BNSF Railway had outstanding fuel swap agreements utilizing NYMEX #2 HO. No additional HO hedges were entered into during 2007. As of December 31, 2007, there were no HO hedge positions outstanding.

West Texas Intermediate (WTI) Crude Oil Hedges

At December 31, 2007, BNSF Railway had outstanding fuel swap agreements utilizing WTI crude oil. The hedge prices do not include taxes, transportation costs, certain other fuel handling costs and any differences which may occur between the prices of WTI and the purchase price of BNSF Railway’s diesel fuel, including refining costs. Over the twelve months ended December 31, 2007, the sum of all such costs averaged approximately 55 cents per gallon.

During 2007, the Company entered into fuel swap agreements utilizing WTI to hedge the equivalent of approximately 1.5 million barrels of fuel with an average swap price of $64.12 per barrel. The following tables provide fuel-hedge data based on the quarter being hedged for all WTI fuel hedges outstanding as of December 31, 2007.

	Quarter Ending
2008	March 31,	June 30,	September 30,	December 31,	Annual
WTI Swaps
Barrels hedged (in thousands)	290	260	230	230	1,010
Equivalent gallons hedged (in millions)	12.18	10.92	9.66	9.66	42.42
Average swap price (per barrel)	$63.69	$63.77	$63.70	$63.70	$63.72
Fair value (in millions)	$9	$8	$6	$6	$29

	Quarter Ending
2009	March 31,	June 30,	September 30,	December 31,	Annual
WTI Swaps
Barrels hedged (in thousands)	100	100	100	70	370
Equivalent gallons hedged (in millions)	4.20	4.20	4.20	2.94	15.54
Average swap price (per barrel)	$65.10	$65.10	$65.10	$65.00	$65.08
Fair value (in millions)	$2	$2	$2	$2	$8

	Quarter Ending
2010	March 31,	June 30,	September 30,	December 31,	Annual
WTI Swaps
Barrels hedged (in thousands)	70	—	—	—	70
Equivalent gallons hedged (in millions)	2.94	—	—	—	2.94
Average swap price (per barrel)	$64.80	$—	$—	$—	$64.80
Fair value (in millions)	$2	$—	$—	$—	$2

Summarized Comparative Prior Year Information

The following table provides summarized comparative information for hedge transactions outstanding as of December 31, 2006.

Year ended December 31,	2007
HO Swaps
Gallons hedged (in millions)	55.65
Average swap price (per gallon)	$2.11
Fair value (in millions)	$(16)

HO Collars
Gallons hedged (in millions)	40.95
Average cap price (per gallon)	$1.17
Average floor price (per gallon)	$1.07
Fair value (in millions)	$23

WTI Collars
Barrels hedged (in thousands)	150
Equivalent gallons hedged (in millions)	6.30
Average cap price (per barrel)	$33.00
Average floor price (per barrel)	$29.00
Fair value (in millions)	$4

Interest Rate

From time to time, the Company enters into various interest rate hedging transactions for the purpose of managing exposure to fluctuations in interest rates by establishing rates in anticipation of both future debt issuances and the refinancing of leveraged leases. The Company uses treasury locks as part of its interest rate risk management strategy.

Cash Flow Interest Rate Hedges

In anticipation of a future refinancing of several leveraged leases, the Company had entered into six treasury locks having an aggregate notional amount of $147 million to fix the interest rate inherent in the operating lease payments. The treasury locks were terminated in May 2007 in connection with the refinancing of the leveraged leases, and the resulting $0.5 million gain on these hedges will be amortized to equipment rents over the remaining life of the leases. These transactions are accounted for as cash flow hedges.

The amounts recorded in the Consolidated Balance Sheets for interest rate cash flow hedge transactions, which represent the fair value of open and closed hedges, were as follows (in millions):

December 31,	2007	2006
Unrecognized gain on closed hedges	$—	$1
Tax effect	—	—

Unrecognized gain in AOCL, net of tax	$—	$1

4. Other Expense, Net

Other expense, net includes the following (in millions):

Year ended December 31,	2007	2006	2005
Accounts receivable sales fees	$19	$23	$15
Loss from participation in synthetic fuel partnership	5	9	14
Miscellaneous, net	7	7	6

Total	$31	$39	$35

The decrease in other expense, net was predominantly due to lower accounts receivable sales fees and a decrease in losses on BNSF Railway’s participation in a synthetic fuel partnership.

During the fourth quarter of 2004, BNSF Railway indirectly purchased a 4.17 percent ownership of a synthetic fuel partnership through a 50 percent interest in a limited liability company with an unrelated entity. The synthetic fuel partnership generates Section 29 synthetic fuel tax credits, which reduce the Company’s effective tax rate (see Note 5 to the Consolidated Financial Statements for additional information). In 2007, 2006 and 2005, BNSF Railway received a tax benefit from its participation in the partnership of approximately $7 million, $11 million and $16 million, respectively, related to the fuel tax credits and the deduction of partnership operating losses. In 2007, 2006 and 2005, the Company recorded approximately $5 million, $9 million and $14 million, respectively, of other expense, net related to the Company’s share of the partnership’s losses under the equity method of accounting. The partnership does not qualify for consolidation under FIN 46R, as BNSF Railway is not the primary beneficiary of the partnership. The partnership’s activities terminated on December 31, 2007; therefore, the Company will not have any additional exposure to loss from the synthetic fuel partnership.

5. Income Taxes

Income tax expense was as follows (in millions):

Year ended December 31,	2007	2006	2005
Current:
Federal	$950	$870	$766
State	132	114	101

Total current	1,082	984	867

Deferred:
Federal	248	316	181
State	54	14	30

Total deferred	302	330	211

Total	$1,384	$1,314	$1,078

Reconciliation of the federal statutory income tax rate to the effective tax rate was as follows:

Year ended December 31,	2007	2006	2005
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	3.4	2.5	3.0
Tax law change	—	(0.2)	—
Synthetic fuel credits	(0.1)	(0.2)	(0.4)
Other, net	0.3	(0.1)	0.1

Effective tax rate	38.6%	37.0%	37.7%

The components of deferred tax assets and liabilities were as follows (in millions):

December 31,	2007	2006
Deferred tax liabilities:
Depreciation and amortization	$(8,976)	$(8,737)
Hedging	(22)	(12)
Other	(179)	(210)

Total deferred tax liabilities	(9,177)	(8,959)

Deferred tax assets:
Casualty and environmental	328	313
Pension and retiree health and welfare benefits	184	247
Compensation and benefits	145	157
Employee separation costs	35	39
Other	248	229

Total deferred tax assets	940	985

Net deferred tax liability	$(8,237)	$(7,974)

Non-current deferred income tax liability	$(8,519)	$(8,311)
Current portion of deferred income taxes	282	337

Net deferred tax liability	$(8,237)	$(7,974)

In accordance with the income tax allocation agreement between BNSF and BNSF Railway Company, the Company makes payments to or receives refunds from BNSF based on its separate consolidated tax liabilities.

All federal income tax returns of BNSF’s predecessor companies, Burlington Northern Inc. and Santa Fe Pacific Corporation, are closed through 1994 and the business combination date of September 22, 1995, respectively. Internal Revenue Service (IRS) examination of the years 1995 through 1999 for BNSF Railway is completed, and the un-agreed issues are pending before IRS Appeals. It is anticipated that a settlement with the IRS for the years 1995 through 1999 may be reached within the next twelve months. Examination of the years 2000 through 2002 and 2003 through 2005 for BNSF are completed and protests of the un-agreed issues are pending before IRS Appeals. BNSF Railway is currently under examination for year 2006.

BNSF Railway and its subsidiaries have various state income tax returns in the process of examination, administrative appeal or litigation. State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states.

Due to the capital-intensive nature of BNSF Railway’s business, a significant portion of the audit issues with the IRS and other taxing authorities relate to whether expenditures are classified as maintenance or capital and whether certain asset valuations are appropriate. A provision for taxes resulting from ongoing and future federal and state audits is based on an estimation of aggregate adjustments that may be required as a result of the audits. The Company believes that adequate provision has been made for any adjustment that might be assessed for open years through 2007.

Uncertain Tax Positions

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recorded an $83 million increase in the liability for unrecognized tax benefits, which is offset by a reduction of the deferred tax liability of $70 million, resulting in a decrease to the January 1, 2007, retained earnings balance of $13 million. The amount of unrecognized tax benefits at December 31, 2007 was $125 million, of which $91 million would impact the Company’s effective tax rate if recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

Balance at January 1, 2007	$87

Additions for tax positions related to current year	29
Additions/reductions for tax positions taken in prior years	12
Reductions for tax positions as a result of:
Settlements	—
Lapse of statute of limitations	(3)

Balance at December 31, 2007	$125

It is expected that the amount of unrecognized tax benefits will change in the next twelve months; however, BNSF Railway does not expect the change to have a significant impact on the results of operations or the financial position of the Company.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in income tax expense in the Consolidated Statements of Income, which is consistent with the recognition of these items in prior reporting periods. The Company had recorded a liability of approximately $41 million and $65 million for the payment of interest and penalties for the years ending December 31, 2007, and 2006, respectively. For the year ended December 31, 2007, the Company recognized a reduction of approximately $7 million in interest and penalty expense. For the years ended December 31, 2006, and 2005, the Company recognized approximately $5 million and $9 million in interest and penalty expense, respectively.

6. Accounts Receivable, Net

BNSF Railway transfers a portion of its accounts receivable to Santa Fe Receivables Corporation (SFRC), a special purpose subsidiary. SFRC transfers an undivided interest in such receivables, with limited exceptions, to a master trust and causes the trust to issue an undivided interest in the receivables to investors (the A/R sales program). The undivided interests in the master trust may be in the form of certificates or purchased interests.

BNSF Railway’s total capacity to sell undivided interests to investors under the A/R sales program was $700 million at December 31, 2007, which was comprised of two $175 million, 364-day accounts receivable facilities and two $175 million 3-year accounts receivable facilities. BNSF Railway amended the two 364-day facilities in November 2007, reducing the committed amounts to $175 million each and modifying their maturities to November 2008. The two 3-year facilities were entered into in November 2007 concurrently with the amendment and extension of the two 364-day facilities and will mature in November 2010. Outstanding undivided interests held by investors under the A/R sales program were $300 million at December 31, 2007 and 2006, respectively, with $75 million in each facility. These undivided interests in receivables are excluded from accounts receivable by BNSF Railway in connection with the sale of undivided interests under the A/R sales program. These undivided interests were supported by $1,105 million and $1,030 million of receivables transferred by SFRC to the master trust at December 31, 2007 and 2006, respectively. When SFRC transfers these receivables to the master trust, it retains an undivided interest in the receivables sold, which is included in accounts receivable in the Company’s Consolidated Financial Statements. The interest that continues to be held by SFRC of $805 million and $730 million at December 31, 2007 and 2006, respectively, less an allowance for uncollectible accounts, reflected the total accounts receivable transferred by SFRC to the master trust less $300 million at both December 31, 2007 and 2006 of outstanding undivided interests held by investors. Due to a relatively short collection cycle, the fair value of the undivided interest transferred to investors in the A/R sales program approximated book value, and there was no gain or loss from the transaction.

BNSF Railway retains the collection responsibility with respect to the accounts receivable. Proceeds from collections reinvested in the A/R sales program were approximately $16.8 billion, $15.8 billion and $13.6 billion in 2007, 2006 and 2005, respectively. No servicing asset or liability has been recorded because the fees BNSF Railway receives for servicing the receivables approximate the related costs. SFRC’s costs of the sale of receivables are included in other expense, net and were $19 million, $23 million and $15 million for the years ended December 31, 2007, 2006 and 2005, respectively. These costs fluctuate monthly with changes in prevailing interest rates and were based on weighted average interest rates of 5.6 percent, 5.3 percent and 3.3 percent for the years ended December 31, 2007, 2006 and 2005, respectively. These costs include interest, discounts associated with transferring the receivables under the A/R sales program to SFRC, program fees paid to banks, incidental commercial paper issuing costs and fees for unused commitment availability.

The amount of accounts receivable transferred by BNSF Railway to SFRC fluctuates based upon the availability of receivables and is directly affected by changing business volumes and credit risks, including dilution and delinquencies. In order for there to be an impact on the amount of receivables BNSF Railway could sell, the combined dilution and delinquency percentages would have to exceed an established threshold for the combined dilution and delinquency percentages. BNSF Railway has historically experienced very low levels of default or dilution and was well below the established rate at December 31, 2007. Based on the current levels, if dilution or delinquency percentages were to increase by one percentage point, there would be no impact to the amount of receivables BNSF Railway could sell.

Receivables funded under the A/R sales program may not include amounts over 90 days past due or concentrations over certain limits with any one customer and certain other receivables. At December 31, 2007 and 2006, $11 million and $26 million, respectively, of accounts receivable were greater than 90 days old.

BNSF Railway maintains an allowance for bill adjustments and uncollectible accounts based upon the expected collectibility of accounts receivable, including receivables transferred to the master trust. Credit losses are based on specific identification of uncollectible accounts and application of historical collection percentages by aging category. At both December 31, 2007 and 2006, $36 million of such allowances had been recorded, of which $34 million had been recorded as a reduction to accounts receivable, net. The remaining $2 million at December 31, 2007 and 2006, respectively, had been recorded in accounts payable and other current liabilities because they relate to the outstanding undivided interests held by investors. During the years ended December 31, 2007 and 2006, $4 million and $8 million, respectively, of accounts receivable were written off.

The investors in the master trust have no recourse to BNSF Railway’s other assets except for customary warranty and indemnity claims. Creditors of BNSF Railway have no recourse to the assets of the master trust or SFRC unless and until all claims of their respective creditors have been paid. The A/R sales program includes provisions that, if triggered, allow the investors participating in this program, at their option, to cancel the program. At December 31, 2007, BNSF Railway was in compliance with these provisions.

7. Property and Equipment, Net

Property and equipment, net (in millions), and the weighted average annual depreciation rates (%) were as follows:

December 31,	2007	2006	2007 Depreciation Rates
Land	$1,718	$1,693	—%
Track structure	18,037	17,101	3.2%
Other roadway	12,370	11,608	2.4%
Locomotives	4,003	3,705	6.4%
Freight cars and other equipment	2,034	1,939	5.2%
Computer hardware and software	572	489	13.9%

Total cost	38,734	36,535
Less accumulated depreciation and amortization	(9,174)	(8,616)

Property and equipment, net	$29,560	$27,919

The Consolidated Balance Sheets at December 31, 2007 and 2006, included $1,507 million, net of $469 million of amortization and $1,039 million, net of $409 million of amortization, respectively, for property and equipment under capital leases, primarily for locomotives.

The Company capitalized $17 million, $14 million and $13 million of interest for the years ended December 31, 2007, 2006 and 2005, respectively.

8. Accounts Payable and Other Current Liabilities

Accounts payable and other current liabilities consisted of the following (in millions):

December 31,	2007	2006
Compensation and benefits payable	$568	$698
Accounts payable	308	307
Income tax liabilities	304	356
Rents and leases	303	350
Casualty and environmental liabilities	246	233
Customer incentives	145	163
Property tax liabilities	141	132
Other	807	719

Total	$2,822	$2,958

9. Debt

Debt outstanding was as follows (in millions):

December 31,	2007[a]		2006[a]
Notes and debentures, due 2022	$200	8.8%	$200	8.8%
Equipment obligations, due 2008 to 2016	297	6.6	347	6.7
Capitalized lease obligations, due 2008 to 2027	938	6.3	609	6.9
Mortgage bonds, due 2008 to 2047	102	5.6	106	5.7
Financing obligations, due 2008 to 2028	211	6.3	153	6.3
Unamortized discount and other, net	(27)		(27)

Total	1,721		1,388
Less current portion of long-term debt	(210)	7.2%	(173)	7.4%

Long-term debt	$1,511		$1,215

a	Amounts represent debt outstanding and weighted average interest rates for 2007 and 2006, respectively. Maturities are as of December 31, 2007.

As of December 31, 2007, certain BNSF Railway properties and other assets were subject to liens securing $102 million of mortgage debt. Certain locomotives and rolling stock of BNSF Railway were subject to equipment obligations and capital leases.

The following table provides fair value information for the Company’s debt obligations including principal cash flows and related weighted average interest rates by contractual maturity dates.

	December 31, 2007
	Maturity Date						Total Including Capital Leases	Total Excluding Capital Leases	Fair Value Excluding Capital Leases
	2008	2009	2010	2011	2012	Thereafter
Fixed-rate debt (in millions)	$210	$188	$156	$116	$93	$958	$1,721	$783	$835
Average interest rate	7.2%	6.9%	6.7%	6.4%	6.4%	6.6%	6.7%

The fair value of BNSF Railway’s long-term debt is primarily based on quoted market prices for the same or similar issues, or on the current rates that would be offered to BNSF Railway for debt of the same remaining maturities. Capital leases have been excluded from the calculation of fair value.

At December 31, 2006, BNSF Railway had $35 million of intercompany notes payable to BNSF at a variable interest rate of 1.0 percent above the monthly average of the daily effective Federal Funds rate. During 2007, BNSF Railway made net repayments of $35 million of variable rate notes. Interest expense on intercompany notes payable is reflected in interest income, related parties in the Consolidated Income Statements. No intercompany notes payable were outstanding at December 31, 2007.

At December 31, 2007 and 2006, BNSF Railway had $456 million and $3,317 million, respectively, of intercompany notes receivable from BNSF with a variable interest rate of 1.0 percent above the monthly average of the daily effective Federal Funds rate. The $2,861 million decrease in intercompany notes receivable is due to repayments of $715 million and an in-kind dividend of $3,854 million partially offset by $1,708 million of loans to BNSF during 2007. Interest is collected semi-annually on all intercompany notes receivable. Interest income from intercompany notes receivable is presented in interest income, related parties in the Consolidated Income Statements.

As a result of the in-kind dividend in December 2007, BNSF Railway reclassified the remaining intercompany notes receivable to equity.

Capital Leases

In 2007, BNSF Railway entered into several capital leases totaling approximately $325 million to finance locomotives and freight cars. The terms of the leases are between 15 and 20 years.

Financing Obligation

In 2005, the Company commenced the construction of an intermodal facility that it intends to sell to a third party and subsequently lease back. Once construction of the facility is complete and all improvements have been sold to the third party, BNSF Railway will lease the facility from the third party for 20 years. Construction is expected to be completed by early 2009 with an approximate cost of $160 million. As of December 31, 2007, BNSF Railway has sold $41 million of completed improvements. This sale leaseback transaction is being accounted for as a financing obligation due to continuing involvement. The outflows from the construction of the facility are classified as investing activities, and the inflows from the associated financing proceeds are classified as financing activities in the Company’s Consolidated Statements of Cash Flows.

Guarantees

Debt and other obligations of non-consolidated entities guaranteed by the Company as of December 31, 2007, were as follows (dollars in millions):

	Guarantees								Capitalized Obligations
	BNSF Railway Ownership Percentage	Principal Amount Guaranteed		Maximum Future Payments		Maximum Recourse Amount [a]		Remaining Term (in years)
Kinder Morgan Energy Partners, L.P.	0.5%	$190		$190		$—		Termination of Ownership	$—
Kansas City Terminal Intermodal Transportation Corporation	0.0%	$56		$81		$81		11	$31	[b]
Westside Intermodal Transportation Corporation	0.0%	$40		$61		$—		16	$34	[b]
The Unified Government of Wyandotte County/Kansas City, Kansas	0.0%	$13		$19		$—		16	$10	[b]
Chevron Phillips Chemical Company, LP	0.0%	N/A	[d]	N/A	[d]	N/A	[d]	10	$14	[c]
Various lessors (Residual value guarantees)	0.0%	N/A		$271		$271		Various	$68	[c]
All other	0.0%	$6		$7		$3		Various	$—

a	Reflects the maximum amount the Company could recover from a third party other than the counterparty.
b	Reflects capitalized obligations that are recorded on the Company’s Consolidated Balance Sheets.
c	Reflects the FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, asset and corresponding liability for the fair value of these guarantees.
d	There is no cap to the liability that can be sought from BNSF Railway for BNSF Railway’s negligence or the negligence of the indemnified party. However, BNSF Railway could receive reimbursement from certain insurance policies if the liability exceeds a certain amount.

Kinder Morgan Energy Partners, L.P.

Santa Fe Pacific Pipelines, Inc., an indirect, wholly-owned subsidiary of BNSF Railway, has a guarantee in connection with its remaining special limited partnership interest in Santa Fe Pacific Pipelines Partners, L.P. (SFPP), a subsidiary of Kinder Morgan Energy Partners, L.P., to be paid only upon default by the partnership. All obligations with respect to the guarantee will cease upon termination of ownership rights, which would occur upon a put notice issued by BNSF Railway or the exercise of the call rights by the general partners of SFPP.

Kansas City Terminal Intermodal Transportation Corporation

BNSF Railway and another major railroad jointly and severally guarantee $56 million of debt of Kansas City Terminal Intermodal Transportation Corporation, the proceeds of which were used to finance construction of a double track grade separation bridge in Kansas City, Missouri, which is operated and used by Kansas City Terminal Railway Company (KCTRC). BNSF Railway has a 25 percent ownership in KCTRC, accounts for its interest using the equity method of accounting and would be required to fund a portion of the remaining obligation upon default by the original debtor.

Westside Intermodal Transportation Corporation and The Unified Government of Wyandotte County/Kansas City, Kansas

BNSF Railway has outstanding guarantees of $53 million of debt, the proceeds of which were used to finance construction of a bridge that connects BNSF Railway’s Argentine Yard in Kansas City, Kansas, with the KCTRC mainline tracks in Kansas City, Missouri. The bridge is operated by KCTRC, and payments related to BNSF Railway’s guarantee of this obligation would only be called for upon default by the original debtor.

Chevron Phillips Chemical Company, LP

In the third quarter of 2007, BNSF Railway entered into an indemnity agreement with Chevron Phillips Chemical Company, LP (Chevron Phillips), granting certain rights of indemnity from BNSF Railway, in order to facilitate access to a new storage facility. Under certain circumstances, payment under this obligation may be required in the event Chevron Phillips were to incur certain liabilities or other incremental costs resulting from trackage access.

Residual Value Guarantees (RVG)

In the normal course of business, the Company enters into leases in which it guarantees the residual value of certain leased equipment. Some of these leases have renewal or purchase options, or both, that the Company may exercise at the end of the lease term. If the Company elects not to exercise these options, it may be required to pay the lessor an amount not exceeding the RVG. The amount of any payment is contingent upon the actual residual value of the leased equipment. Some of these leases also require the lessor to pay the Company any surplus if the actual residual value of the leased equipment is over the RVG. These guarantees will expire between 2008 and 2011.

The maximum future payments, as disclosed in the Guarantees table above, represent the undiscounted maximum amount that BNSF Railway could be required to pay in the event the Company did not exercise its renewal option and the fair market value of the equipment had significantly declined. BNSF Railway does not anticipate such a large reduction in the fair market value of the leased equipment. As of December 31, 2007, the Company had recorded a $68 million asset and corresponding liability for the fair value of the RVG.

All Other

As of December 31, 2007, BNSF Railway guaranteed $6 million of other debt and leases. BNSF Railway holds a performance bond and has the option to sub-lease property to recover up to $3 million of the $6 million of guarantees. These guarantees expire between 2008 and 2013.

Other than as discussed above, there is no collateral held by a third party that the Company could obtain and liquidate to recover any amounts paid under the above guarantees.

Other than as discussed above, none of the guarantees are recorded in the Consolidated Financial Statements of the Company. The Company does not expect performance under these guarantees to have a material effect on the Company in the foreseeable future.

Indemnities

In the ordinary course of business, BNSF Railway enters into agreements with third parties that include indemnification clauses. In general, these clauses are customary for the types of agreements in which they are included. At times, these clauses may involve indemnification for the acts of the Company, its employees and agents, indemnification for another party’s acts, indemnification for future events, indemnification based upon a certain standard of performance, indemnification for liabilities arising out of the Company’s use of leased equipment or other property, or other types of indemnification. Due to the uncertainty of whether events, which would trigger the indemnification obligations would ever occur, the Company does not believe that these indemnity agreements will have a material adverse effect on the Company’s results of operations, financial position or liquidity. Additionally, the Company believes that, due to lack of historical payment experience, the fair value of indemnities cannot be estimated with any amount of certainty and that the fair value of any such amount would be immaterial to the Consolidated Financial Statements. Agreements that contain unique circumstances, particularly agreements that contain guarantees that indemnify another party’s acts are disclosed separately if appropriate. Unless separately disclosed above, no fair value liability related to indemnities has been recorded in the Consolidated Financial Statements.

10. Commitments and Contingencies

Lease Commitments

BNSF Railway has substantial lease commitments for locomotives, freight cars, trailers and containers, office buildings, operating facilities and other property, and many of these leases provide the option to purchase the leased item at fair market value at the end of the lease. However, some provide fixed price purchase options. Future minimum lease payments as of December 31, 2007, are summarized as follows (in millions):

December 31,	Capital Leases	Operating Leases [a]
2008	$204	$699
2009	175	681
2010	138	629
2011	96	582
2012	78	525
Thereafter	518	4,382

Total	1,209	$7,498

Less amount representing interest	(271)

Present value of minimum lease payments	$938

a	Excludes leases having non-cancelable lease terms of less than one year and per diem leases.

Lease rental expense for all operating leases, excluding per diem leases, was $706 million, $665 million and $565 million for the years ended December 31, 2007, 2006 and 2005, respectively. When rental payments are not made on a straight-line basis, the Company recognizes rental expense on a straight-line basis over the lease term. Contingent rentals and sublease rentals were not significant.

Other Commitments

In the normal course of business, the Company enters into long-term contractual requirements for future goods and services needed for the operations of the business. Such commitments are not in excess of expected requirements and are not reasonably likely to result in performance penalties or payments that would have a material adverse effect on the Company’s liquidity.

Personal Injury and Environmental Costs

Personal Injury

Personal injury claims, including asbestos claims and employee work-related injuries and third-party injuries (collectively, other personal injury), are a significant expense for the railroad industry. Personal injury claims by BNSF Railway employees are subject to the provisions of the Federal Employers’ Liability Act (FELA) rather than state workers’ compensation laws. FELA’s system of requiring the finding of fault, coupled with unscheduled awards and reliance on the jury system, contributed to increased expenses in past years. Other proceedings include claims by non-employees for punitive as well as compensatory damages. A few proceedings purport to be class actions. The variability present in settling these claims, including non-employee personal injury and matters in which punitive damages are alleged, could result in increased expenses in future years. BNSF Railway has implemented a number of safety programs designed to reduce the number of personal injuries as well as the associated claims and personal injury expense.

BNSF Railway records a liability for personal injury claims when the expected loss is both probable and reasonably estimable. The liability and ultimate expense projections are estimated using standard actuarial methodologies. Liabilities recorded for unasserted personal injury claims are based on information currently available. Due to the inherent uncertainty involved in projecting future events such as the number of claims filed each year, developments in judicial and legislative standards and the average costs to settle projected claims, actual costs may differ from amounts recorded. BNSF Railway has obtained insurance coverage for certain claims, as discussed under the heading “BNSF Insurance Company.” Expense accruals and any required adjustments are classified as materials and other in the Consolidated Statements of Income.

Asbestos

The Company is party to a number of personal injury claims by employees and non-employees who may have been exposed to asbestos. The heaviest exposure for BNSF Railway employees was due to work conducted in and around the use of steam locomotive engines that were phased out between the years of 1950 and 1967. However, other types of exposures, including exposure from locomotive component parts and building materials, continued after 1967 until they were substantially eliminated at BNSF by 1985.

BNSF Railway assesses its unasserted liability exposure on an annual basis during the third quarter. BNSF Railway determines its asbestos liability by estimating its exposed population, the number of claims likely to be filed, the number of claims that will likely require payment, and the estimated cost per claim. Estimated filing and dismissal rates and average cost per claim are determined utilizing recent claim data and trends.

During the third quarters of 2007, 2006 and 2005, the Company analyzed recent filing and payment trends to ensure the assumptions used by BNSF Railway to estimate its future asbestos liability were reasonable. In 2007, management recorded a decrease in expense of $17 million due to a statistically significant reduction in filing rate experience for non-malignant claims. In 2006 and 2005, management recorded no additional expense. The Company plans to update its study again in the third quarter of 2008.

Throughout the year, BNSF Railway monitors actual experience against the number of forecasted claims and expected claim payments and will record adjustments to the Company’s estimates as necessary .

The following table summarizes the activity in the Company’s accrued obligations for both asserted and unasserted asbestos matters (in millions):

	2007	2006	2005
Beginning balance	$306	$326	$345
Accruals	(17)	—	—
Payments	(19)	(20)	(19)

Ending balance at December 31,	$270	$306	$326

Of the obligation at December 31, 2007, $226 million was related to unasserted claims while $44 million was related to asserted claims. At December 31, 2007 and 2006, $17 million and $22 million were included in current liabilities, respectively. The recorded liability was not discounted. In addition, defense and processing costs, which are recorded on an as-reported basis, were not included in the recorded liability. The Company is presently self-insured for asbestos-related claims.

The following table summarizes information regarding the number of asserted asbestos claims filed against BNSF Railway:

	2007	2006
Claims unresolved at January 1,	1,975	2,121
Claims filed	376	530
Claims settled, dismissed or otherwise resolved	(570)	(676)

Claims unresolved at December 31,	1,781	1,975

Based on BNSF Railway’s estimate of the potentially exposed employees and related mortality assumptions, it is anticipated that unasserted claims will continue to be filed through the year 2050. The Company recorded an amount for the full estimated filing period through 2050 because it had a relatively finite exposed population (former and current employees hired prior to 1985), which it was able to identify and reasonably estimate and about which it had obtained reliable demographic data (including age, hire date and occupation) derived from industry or BNSF Railway specific data that was the basis for the study. BNSF Railway projects that approximately 55, 70 and 90 percent of the future unasserted asbestos claims will be filed within the next 10, 15 and 25 years, respectively.

Because of the uncertainty surrounding the factors used in the study, it is reasonably possible that future costs to settle asbestos claims may range from approximately $245 million to $295 million. However, BNSF Railway believes that the $270 million recorded at December 31, 2007, is the best estimate of the Company’s future obligation for the settlement of asbestos claims.

The amounts recorded by BNSF Railway for the asbestos-related liability were based upon currently known facts. Future events, such as the number of new claims to be filed each year, the average cost of disposing of claims, as well as the numerous uncertainties surrounding asbestos litigation in the United States, could cause the actual costs to be higher or lower than projected.

While the final outcome of asbestos-related matters cannot be predicted with certainty, considering among other things the meritorious legal defenses available and liabilities that have been recorded, it is the opinion of BNSF Railway that none of these items, when finally resolved, will have a material adverse effect on the Company’s financial position or liquidity. However, the occurrence of a number of these items in the same period could have a material adverse effect on the results of operations in a particular quarter or fiscal year.

Other Personal Injury

BNSF Railway estimates its other personal injury liability claims and expense quarterly based on the covered population, activity levels and trends in frequency and the costs of covered injuries. Estimates include unasserted claims except for certain repetitive stress and other occupational trauma claims that result from prolonged repeated events or exposure. Such claims are estimated on an as-reported basis because, while the Company has concluded that a probable loss has occurred, it cannot estimate the range of reasonably possible loss due to other contributing causes of such injuries and the fact that continued exposure is required for the potential injury to manifest itself as a claim. The Company believes that the low end of the range of reasonably possible loss, as that term is used in FIN 14, Reasonable Estimation of the Amount of a Loss, is immaterial for these repetitive stress and other occupational trauma claims.

BNSF Railway monitors quarterly actual experience against the number of forecasted claims to be received, the forecasted number of claims closing with payment and expected claims payments. Adjustments to the Company’s estimates are recorded quarterly as necessary or more frequently as new events or revised estimates develop.

The following table summarizes the activity in the Company’s accrued obligations for other personal injury matters (in millions):

	2007	2006	2005
Beginning balance	$439	$422	$459
Accruals	190	188	181
Payments	(190)	(171)	(218)

Ending balance at December 31,	$439	$439	$422

At December 31, 2007 and 2006, $163 million and $153 million were included in current liabilities, respectively. BNSF Railway’s liabilities for other personal injury claims are undiscounted. In addition, defense and processing costs, which are recorded on an as-reported basis, were not included in the recorded liability. The Company is substantially self-insured for other personal injury claims.

The following table summarizes information regarding the number of personal injury claims, other than asbestos, filed against BNSF Railway:

	2007	2006
Claims unresolved at January 1,	3,130	3,617
Claims filed	3,894	3,516
Claims settled, dismissed or otherwise resolved	(3,702)	(4,003)

Claims unresolved at December 31,	3,322	3,130

Because of the uncertainty surrounding the ultimate outcome of other personal injury claims, it is reasonably possible that future costs to settle other personal injury claims may range from approximately $380 million to $530 million. However, BNSF Railway believes that the $439 million recorded at December 31, 2007, is the best estimate of the Company’s future obligation for the settlement of other personal injury claims.

The amounts recorded by BNSF Railway for other personal injury claims were based upon currently known facts. Future events, such as the number of new claims to be filed each year, the average cost of disposing of claims, as well as the numerous uncertainties surrounding personal injury litigation in the United States, could cause the actual costs to be higher or lower than projected.

While the final outcome of these other personal injury matters cannot be predicted with certainty, considering among other things the meritorious legal defenses available and liabilities that have been recorded, it is the opinion of BNSF Railway that none of these items, when finally resolved, will have a material adverse effect on the Company’s financial position or liquidity. However, the occurrence of a number of these items in the same period could have a material adverse effect on the results of operations in a particular quarter or fiscal year.

BNSF Insurance Company

Burlington Northern Santa Fe Insurance Company, Ltd. (BNSF IC), a wholly owned subsidiary of BNSF, provides insurance coverage for certain risks incurred after April 1, 1998, FELA claims, railroad protective, force account insurance claims and certain excess general liability coverage incurred after January 1, 2002, and certain other claims which are subject to reinsurance. During the years ended December 31, 2007, 2006 and 2005, BNSF Railway paid premiums of $165 million, $162 million and $157 million, respectively, to BNSF IC for such coverage, net of reimbursements from third parties and recognized $165 million, $162 million and $157 million, respectively, in expense related to those premiums, which is classified as purchased services in the Consolidated Statements of Income. At December 31, 2007 and 2006, unamortized premiums remaining on the Consolidated Balance Sheets were $4 million, respectively. During 2007, 2006 and 2005, BNSF IC made claim payments totaling $150 million, $130 million and $133 million, respectively, for settlement of covered claims.

Environmental

The Company’s operations, as well as those of its competitors, are subject to extensive federal, state and local environmental regulation. BNSF Railway’s operating procedures include practices to protect the environment from the risks inherent in railroad operations, which frequently involve transporting chemicals and other hazardous materials. Additionally, many of BNSF Railway’s land holdings are and have been used for industrial or transportation-related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property. As a result, BNSF Railway is subject to environmental cleanup and enforcement actions. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), also known as the Superfund law, as well as similar state laws, generally impose joint and several liability for cleanup and enforcement costs on current and former owners and operators of a site without regard to fault or the legality of the original conduct. BNSF Railway has been notified that it is a potentially responsible party (PRP) for study and cleanup costs at Superfund sites for which investigation and remediation payments are or will be made or are yet to be determined (the Superfund sites) and, in many instances, is one of several PRPs. In addition, BNSF Railway may be considered a PRP under certain other laws. Accordingly, under CERCLA and other federal and state statutes, BNSF Railway may be held jointly and severally liable for all environmental costs associated with a particular site. If there are other PRPs, BNSF Railway generally participates in the cleanup of these sites through cost-sharing agreements with terms that vary from site to site. Costs are typically allocated based on such factors as relative volumetric contribution of material, the amount of time the site was owned or operated and/or the portion of the total site owned or operated by each PRP.

Liabilities for environmental cleanup costs are recorded when BNSF Railway’s liability for environmental cleanup is probable and reasonably estimable. Subsequent adjustments to initial estimates are recorded as necessary based upon additional information developed in subsequent periods. Environmental costs include initial site surveys and environmental studies as well as costs for remediation of sites determined to be contaminated.

BNSF Railway estimates the ultimate cost of cleanup efforts at its known environmental sites on an annual basis during the third quarter. Ultimate cost estimates for environmental sites are based on historical payment patterns, current estimated percentage to closure ratios and benchmark patterns developed from data accumulated from industry and public sources, including the Environmental Protection Agency and other governmental agencies. These factors incorporate experience gained from cleanup efforts at other similar sites into the estimates for which remediation and restoration efforts are still in progress.

During the third quarter of 2007, 2006 and 2005, the Company analyzed recent data and trends to ensure the assumptions used by BNSF Railway to estimate its future environmental liability were reasonable. As a result of this study, in the third quarter of 2007, 2006 and 2005, management recorded additional expense of approximately $20 million, $5 million and $12 million as of the June 30 measurement date, respectively. The Company plans to update its study again in the third quarter of 2008.

On a quarterly basis, BNSF Railway monitors actual experience against the forecasted remediation and related payments made on existing sites and conducts ongoing environmental contingency analyses, which consider a combination of factors including independent consulting reports, site visits, legal reviews and analysis of the likelihood of participation in, and the ability to pay for, cleanup of other PRPs. Adjustments to the Company’s estimates will continue to be recorded as necessary based on developments in subsequent periods. Additionally, environmental accruals, which are classified as materials and other in the Consolidated Statements of Income, include amounts for newly identified sites or contaminants, third-party claims and legal fees incurred for defense of third-party claims and recovery efforts.

Annual studies do not include (i) contaminated sites of which the Company is not aware, (ii) additional amounts for third-party claims, which arise out of contaminants allegedly migrating from BNSF Railway property, due to a limited number of sites, or (iii) natural resource damage claims. BNSF Railway continues to estimate third-party claims on a site by site basis when the liability for such claims is probable and reasonably estimable. BNSF Railway’s recorded liability for third-party claims as of December 31, 2007, is approximately $21 million.

BNSF Railway is involved in a number of administrative and judicial proceedings and other mandatory cleanup efforts for 346 sites, including Superfund sites, at which it is participating in the study or cleanup, or both, of alleged environmental contamination.

The following table summarizes the activity in the Company’s accrued obligations for environmental matters (in millions):

	2007	2006	2005
Beginning balance	$318	$370	$385
Accruals	126	20	33
Payments	(64)	(72)	(48)

Ending balance at December 31,	$380	$318	$370

At December 31, 2007 and 2006, $66 million and $58 million was included in current liabilities, respectively. In the first quarter of 2007, the Company recorded a $65 million pre-tax charge due to an increase in environmental costs primarily related to a final resolution with the State of Washington and its Department of Ecology on clean-up of an existing environmental site at Skykomish and an adverse reversal of a trial court decision on appeal regarding a site at Arvin, California.

BNSF Railway’s environmental liabilities are not discounted. BNSF Railway anticipates that the majority of the accrued costs at December 31, 2007, will be paid over the next ten years, and no individual site is considered to be material.

The following table summarizes the environmental sites:

	BNSF Railway Sites		Superfund Sites
	2007	2006	2007	2006
Number of sites at January 1,	375	369	20	20
Sites added during the period	16	23	—	—
Sites closed during the period	(45)	(17)	—	—

Number of sites at December 31,	346	375	20	20

Liabilities recorded for environmental costs represent BNSF Railway’s best estimate of its probable future obligation for the remediation and settlement of these sites and include both asserted and unasserted claims. Unasserted claims are not a material component of the liability. Although recorded liabilities include BNSF Railway’s best estimate of all probable costs, without reduction for anticipated recoveries from third parties, BNSF Railway’s total cleanup costs at these sites cannot be predicted with certainty due to various factors such as the extent of corrective actions that may be required, evolving environmental laws and regulations, advances in environmental technology, the extent of other parties’ participation in cleanup efforts, developments in ongoing environmental analyses related to sites determined to be contaminated and developments in environmental surveys and studies of contaminated sites.

Because of the uncertainty surrounding these factors, it is reasonably possible that future costs for environmental liabilities may range from approximately $300 million to $525 million. However, BNSF Railway believes that the $380 million recorded at December 31, 2007, is the best estimate of the Company’s future obligation for environmental costs.

While the final outcome of these environmental matters cannot be predicted with certainty, it is the opinion of BNSF Railway that none of these items, when finally resolved, will have a material adverse effect on the Company’s financial position or liquidity. However, the occurrence of a number of these items in the same period could have a material adverse effect on the results of operations in a particular quarter or fiscal year.

Other Claims and Litigation

In addition to asbestos, other personal injury and environmental matters discussed above, BNSF Railway and its subsidiaries are also parties to a number of other legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to disputes and complaints involving certain transportation rates and charges (including complaints seeking refunds of prior charges paid for coal transportation and the prescription of future rates for such movements and claims relating to service under contract provisions or otherwise). Some of the legal proceedings include claims for punitive as well as compensatory damages, and a few proceedings purport to be class actions. While the final outcome of these matters cannot be predicted with certainty, considering among other things the meritorious legal defenses available and liabilities that have been recorded along with applicable insurance, it is the opinion of BNSF Railway that none of these items, when finally resolved, will have a material adverse effect on the Company’s financial position or liquidity. However, an unexpected adverse resolution of one or more of these items could have a material adverse effect on the results of operations in a particular quarter or fiscal year.

11. Employee Separation Costs

Employee separation costs activity was as follows (in millions):

	2007	2006	2005
Beginning balance at January 1,	$107	$132	$154
Accruals	5	2	8
Payments	(21)	(27)	(30)

Ending balance at December 31,	$91	$107	$132

Employee separation liabilities of $91 million were included in the Consolidated Balance Sheet at December 31, 2007, and principally represent the following: (i) $86 million for deferred benefits payable upon separation or retirement to certain active conductors, trainmen and locomotive engineers; (ii) $1 million for employee-related severance costs for the consolidation of clerical functions, material handlers in mechanical shops and trainmen on reserve boards; and (iii) $4 million for certain non-union employee severance costs. Employee separation expenses are recorded in materials and other in the Consolidated Statements of Income. At December 31, 2007, $14 million of the remaining liabilities were included in current liabilities.

The deferred benefits payable upon separation or retirement to certain active conductors, trainmen and locomotive engineers were primarily incurred in connection with labor agreements reached prior to the business combination of BNSF’s predecessor companies, Burlington Northern Inc. and Santa Fe Pacific Corporation (the Merger). These agreements, among other things, reduced train crew sizes and allowed for more flexible work rules. The majority of the remaining costs will be paid between 2008 and 2020. As of December 31, 2007, the Company had updated its estimate and recorded an additional liability of $4 million related to deferred benefits (see (i) above) and a liability of $1 million related to non-union severance costs (see (iii) above). The remaining costs for (ii) above are expected to be paid out between 2008 and approximately 2011, and the costs for (iii) above will be paid over the next several years based on deferral elections made by the affected employees.

12. Employment Benefit Plans

BNSF sponsors a funded, noncontributory qualified pension plan, the BNSF Retirement Plan, which covers most non-union employees, and an unfunded non-tax-qualified pension plan, the BNSF Supplemental Retirement Plan, which covers certain officers and other employees. The benefits under these pension plans are based on years of credited service and the highest consecutive sixty months of compensation for the last ten years of salaried employment with BNSF. BNSF’s funding policy is to contribute annually not less than the regulatory minimum and not more than the maximum amount deductible for income tax purposes with respect to the funded plan.

Certain salaried employees of BNSF Railway that have met age and years of service requirements are eligible for life insurance coverage and medical benefits, including prescription drug coverage, during retirement. This postretirement benefit plan, referred to as the retiree health and welfare plan, is contributory and provides benefits to retirees, their covered dependents and beneficiaries. Retiree contributions are adjusted annually. The plan also contains fixed deductibles, coinsurance and out-of-pocket limitations. The basic life insurance plan is noncontributory and covers retirees only. Optional life insurance coverage is available for some retirees; however, the retiree is responsible for the full cost. BNSF Railway’s policy is to fund benefits payable under the medical and life insurance plans as they come due. Generally, employees beginning salaried employment with BNSF Railway subsequent to September 22, 1995, are not eligible for medical benefits during retirement.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans–an amendment of FASB Statements No. 87, 88, 106 and 132R, which requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan in the Company’s balance sheet. This portion of the new guidance was adopted by the Company on December 31, 2006. Additionally, the pronouncement eliminates the option for the Company to use a measurement date prior to the Company’s fiscal year-end effective December 31, 2008. SFAS No. 158 provides two approaches to transition to a fiscal year-end measurement date, both of which are to be applied prospectively. BNSF Railway has elected to apply the transition option under which a 15-month measurement was determined as of September 30, 2007 that covers the period until the fiscal year-end measurement is required on December 31, 2008. As a result, the Company recorded a $7 million decrease to retained earnings in January 2008.

The following table shows the incremental effect of applying SFAS No. 158 to both the Company’s pension and retiree health and welfare plans on individual line items in the Consolidated Balance Sheet as of December 31, 2006, (in millions):

	Pension and Retiree Health and Welfare Benefits
	Balances Prior to Adoption of SFAS No. 158 and the Minimum Liability Adjustment	Minimum Liability Adjustment	Balances Prior to Adoption of SFAS No. 158	SFAS No. 158 Adoption Adjustments	Ending Balances After Adoption of SFAS No. 158
Pension asset	$156	$—	$156	$(156)	$—

Total assets	$35,295	$—	$35,295	$(156)	$35,139

Pension liability	$52	$—	$52	$(52)	$—
Additional minimum pension liability	$417	(64)	$353	(353)	$—
Liability for retiree health and welfare benefits	$257	—	$257	(257)	$—
Pension and retiree health and welfare liability	$—	—	$—	630	$630
Deferred income taxes	$8,335	24	$8,359	(48)	$8,311

Total liabilities	$15,503	$(40)	$15,463	$(80)	$15,383

AOCL	$(250)	$40	$(210)	$(76)	$(286)

Total stockholder’s equity	$19,792	$40	$19,832	$(76)	$19,756

Components of the net cost for these plans were as follows (in millions):

	Pension Benefits			Retiree Health and Welfare Benefits
Year ended December 31,	2007	2006	2005	2007	2006	2005
Service cost	$25	$25	$20	$2	$3	$2
Interest cost	97	94	95	17	15	17
Expected return on plan assets	(105)	(97)	(102)	—	—	—
Amortization of net loss	35	46	25	6	3	—
Amortization of prior service cost	—	—	—	(8)	(7)	(8)

Net cost recognized	$52	$68	$38	$17	$14	$11

The projected benefit obligation is the present value of benefit earned to date by plan participants, including the effect of assumed future salary increases and expected healthcare cost trend rate increases. The following table shows the change in projected benefit obligation based on the September 30 measurement date (in millions):

	Pension Benefits		Retiree Health and Welfare Benefits
Change in Benefit Obligation	2007	2006	2007	2006
Benefit obligation at beginning of period	$1,830	$1,858	$311	$295
Service cost	25	25	2	3
Interest cost	97	94	17	15
Plan participants’ contributions	—	—	8	8
Actuarial (gain) loss	(59)	(18)	(3)	19
Medicare subsidy	—	—	2	1
Benefits paid	(130)	(129)	(33)	(30)

Projected benefit obligation at end of period	1,763	1,830	304	311
Component representing future salary increases	(57)	(76)	—	—

Accumulated benefit obligation at end of period	$1,706	$1,754	$304	$311

Both the BNSF Retirement Plan and the BNSF Supplemental Retirement Plan had accumulated and projected benefit obligations in excess of plan assets at September 30, 2007 and 2006.

The following table shows the change in plan assets of the plans based on the September 30 measurement date (in millions):

	Pension Benefits		Retiree Health and Welfare Benefits
Change in Plan Assets	2007	2006	2007	2006
Fair value of plan assets at beginning of period	$1,394	$1,347	$—	$—
Actual return on plan assets	208	126	—	—
Employer contribution	116	50	23	21
Plan participants’ contributions	—	—	8	8
Medicare subsidy	—	—	2	1
Benefits paid	(130)	(129)	(33)	(30)

Fair value of plan assets at measurement date	$1,588	$1,394	$—	$—

Adjustment for fourth quarter contribution	$2	$111	$5	$6

The following table shows the funded status, defined as plan assets less the projected benefit obligation, as of December 31 (in millions):

	Pension Benefits		Retiree Health and Welfare Benefits
	2007	2006	2007	2006
Funded status (plan assets less projected benefit obligations)	$(173)	$(325)	$(299)	$(305)

Of the combined pension and retiree health and welfare benefits liability of $472 million recognized as of December 31, 2007, $28 million was included in other current liabilities.

Prior to December 31, 2006, actuarial gains and losses and prior service costs were not recognized in the Company’s Consolidated Balance Sheets, but were only included in the footnote disclosures. Beginning on December 31, 2006, upon adoption of SFAS No. 158, the Company began recognizing these costs in the Consolidated Balance Sheets through an adjustment to AOCL. Beginning in 2007, the Company recognized actuarial gains and losses and prior service costs in AOCL as they arose. The following table shows the pre-tax change in AOCL attributable to the components of the net cost and the change in benefit obligation (in millions):

	Pension Benefits			Retiree Health and Welfare Benefits
Change in AOCL	2007	2006	2005	2007	2006	2005
Balance at January 1,	$429	$417	$353	$48	$—	$—
Increase (decrease) in minimum liability included in other comprehensive loss prior to adoption of SFAS No. 158	—	(64)	64	—	—	—
SFAS No. 158 adoption adjustment	—	76	—	—	48	—
Amortization of actuarial loss	(35)	—	—	(6)	—	—
Amortization of prior service costs	—	—	—	8	—	—
Actuarial gain	(161)	—	—	(4)	—	—

Balance at December 31,	$233	$429	$417	$46	$48	$—

The estimated net actuarial loss and prior service credit for these defined benefit pension plans that will be amortized from AOCL into net periodic benefit cost over the next fiscal year is expected to be $16 million and less than $1 million, respectively. The estimated net actuarial loss and prior service credit for the retiree health and welfare benefit plans that will be amortized from AOCL into net periodic benefit cost over the next fiscal year is expected to be $4 million and $8 million, respectively. Pre-tax amounts currently recognized in AOCL consist of the following (in millions):

	Pension Benefits		Retiree Health and Welfare Benefits
	2007	2006	2007	2006
Net actuarial loss	$234	$430	$67	$77
Prior service cost	(1)	(1)	(21)	(29)

Pre-tax amount recognized in AOCL at December 31,	233	429	46	48

After-tax amount recognized in AOCL at December 31,	$143	$264	$28	$29

The expected long-term rate of return is the return the Company anticipates earning, net of plan expenses, over the period that benefits are paid. It reflects the rate of return on present investments and on expected contributions. In determining the expected long-term rate of return, BNSF Railway considered the following: (i) forward looking capital market forecasts; (ii) historical returns for individual asset classes; and (iii) the impact of active portfolio management.

The assumptions used in accounting for the BNSF plans were as follows:

	Pension Benefits			Retiree Health and Welfare Benefits
Assumptions used to determine net cost for fiscal years ended December 31,	2007	2006	2005	2007	2006	2005
Discount rate	5.50%	5.25%	5.75%	5.50%	5.25%	5.75%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%	—%	—%	—%
Rate of compensation increase	3.90%	3.90%	3.90%	3.90%	3.90%	3.90%

	Pension Benefits		Retiree Health and Welfare Benefits
Assumptions used to determine benefit obligations at September 30,	2007	2006	2007	2006
Discount rate	6.00%	5.50%	6.00%	5.50%
Rate of compensation increase	3.80%	3.90%	3.80%	3.90%

The following table presents assumed health care cost trend rates:

December 31,	2007	2006	2005
Assumed health care cost trend rate for next year	10.50%	10.00%	10.50%
Rate to which health care cost trend rate is expected to decline and remain	5.00%	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2016	2012	2012

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects (in millions):

	One Percentage- Point Increase	One Percentage- Point Decrease
Effect on total service and interest cost	$2	$(2)
Effect on postretirement benefit obligation	$23	$(20)

The qualified BNSF Retirement Plan asset allocation at September 30, 2007 and 2006 and the target allocation for 2007 by asset category are as follows:

	Target Allocation	Percentage of Pension Plan Assets at September 30,
Plan Asset Allocation	2007	2007	2006
Equity Securities	45 – 75%	63%	63%
Fixed Income Securities	20 – 40%	27	28
Real Estate	5 – 15%	10	9

Total		100%	100%

The general investment objective of the BNSF Retirement Plan is to grow the plan assets in relation to the plan liabilities while prudently managing the risk of a decrease in the plan’s assets relative to those liabilities. To meet this objective, the Company’s management has adopted the above asset allocation ranges. This allows flexibility to accommodate market changes in the asset classes within defined parameters.

Based on its current assumptions and funding methodology, the Company is expected to be required to make contributions of $34 million to the BNSF Retirement Plan in 2008. The Company expects to make benefit payments in 2008 of approximately $7 million and $25 million from its non-qualified defined benefit and retiree health and welfare plans, respectively.

The following table shows expected benefit payments from its defined benefit pension plans and expected claim payments and Medicare Part D subsidy receipts for the retiree health and welfare plan for the next five fiscal years and the aggregate five years thereafter (in millions):

Fiscal year	Expected Pension Plan Benefit Payments[a]	Expected Retiree Health and Welfare Payments	Expected Medicare Subsidy
2008	$131	$25	$(3)
2009	133	26	(3)
2010	134	27	(3)
2011	135	28	(3)
2012	136	28	(3)
2013–2017	691	144	(20)

a	Primarily consists of Qualified Defined Benefit Plan payments, which are made from the plan trust and do not represent an immediate cash outflow to the Company.

Defined Contribution Plans

BNSF and BNSF Railway sponsor qualified 401(k) plans that cover substantially all employees and a non-qualified defined contribution plan that covers certain officers and other employees. The Company matches 50 percent of the first six percent of non-union employees’ contributions and matches 25 percent on the first four percent of a limited number of union employees’ contributions, which are subject to certain percentage limits of the employees’ earnings, at each pay period. Non-union employees are eligible to receive an annual discretionary matching contribution of up to 30 percent of the first six percent of their contributions. Employer contributions for all non-union employees are subject to a five-year length of service vesting schedule. The Company’s 401(k) matching expense was $21 million, $28 million and $20 million in 2007, 2006 and 2005, respectively.

Other

Under collective bargaining agreements, BNSF Railway participates in multi-employer benefit plans that provide certain post-retirement health care and life insurance benefits for eligible union employees. Insurance premiums paid attributable to retirees, which are generally expensed as incurred, were $46 million, $44 million and $43 million, in 2007, 2006 and 2005, respectively (see Note 11 to the Consolidated Financial Statements for other deferred benefits payable to certain conductors, trainmen and locomotive engineers).

13. Related Party Transactions

BNSF Railway is involved with BNSF and certain of its subsidiaries in related party transactions in the ordinary course of business, which include payments made on each other’s behalf and performance of services. Under the terms of a tax allocation agreement with BNSF, BNSF Railway made federal and state income tax payments, net of refunds, of $930 million, $1,011 million and $638 million during 2007, 2006 and 2005, respectively, which are reflected in changes in working capital in the Consolidated Statement of Cash Flows.

In December 2007, BNSF Railway declared an in-kind dividend of $4.1 billion, or $4.1 million per share, to BNSF, which reduced notes receivable and accounts receivable by $3,854 million and $246 million, respectively.

At December 31, 2007 and 2006, BNSF Railway had $44 million and $148 million, respectively, of intercompany receivables which are reflected in accounts receivable in the respective Consolidated Balance Sheets. At December 31, 2007 and 2006, BNSF Railway had $14 million and $11 million of intercompany payables, respectively, which are reflected in accounts payable in the respective Consolidated Balance Sheets. Included in the $104 million decrease in intercompany receivables is an in-kind dividend of $246 million which was partially offset by additional borrowings by BNSF. Net intercompany balances are settled in the ordinary course of business.

At December 31, 2006, BNSF Railway had $35 million of intercompany notes payable to BNSF at a variable interest rate of 1.0 percent above the monthly average of the daily effective Federal Funds rate. BNSF Railway did not have an outstanding intercompany notes payable balance at December 31, 2007. During 2007, BNSF Railway had additional borrowings of $1 million and made $36 million of additional repayments of variable rate notes. Borrowings and repayments on the intercompany notes payable are reflected as financing activities in the Consolidated Statements of Cash Flows. Interest expense on intercompany notes payable is reflected in interest income, related parties in the Consolidated Income Statements.

At December 31, 2007 and 2006, BNSF Railway had $456 million and $3,317 million, respectively, of intercompany notes receivable from BNSF with a variable interest rate of 1.0 percent above the monthly average of the daily effective Federal Funds rate. The $2,861 million decrease in intercompany notes receivable is due to repayments of $715 million and an in-kind dividend of $3,854 million partially offset by $1,708 million of loans to BNSF during 2007. During the first quarter of 2007, the Company revised its classification of repayments and borrowings on the intercompany notes receivable from its parent in the Consolidated Statement of Cash Flows to an appropriate classification as investing activities rather than financing activities, as previously reported. For the years ended December 31, 2006 and 2005, the revisions of $441 million and $865 million, respectively, increased cash used for investing activities and decreased cash used for financing activities. Interest is collected semi-annually on all intercompany notes receivable. Interest income from intercompany notes receivable is presented in interest income, related parties in the Consolidated Income Statements.

As a result of the in-kind dividend in December 2007, BNSF Railway reclassified the remaining intercompany notes receivable to equity.

BNSF Logistics is a wholly-owned subsidiary of BNSF that specializes in providing third-party logistics services. BNSF Railway earned revenues of $28 million, $38 million and $26 million for the years ended December 31, 2007, 2006 and 2005, respectively, for transportation services provided to BNSF Logistics by BNSF Railway. Additionally, BNSF Railway purchased truck transportation services for the Company’s materials and supplies from BNSF Logistics of $30 million, $31 million and $22 million for the years ended December 31, 2007, 2006 and 2005.

Under various stock incentive plans, BNSF has granted options to employees to purchase its common stock at a price not less than the fair market value at the date of grant. Certain employees of BNSF Railway participate in these plans. In addition, under these plans BNSF has other long-term incentive plans to certain BNSF Railway employees, including, among other things, restricted stock and a discounted stock purchase program. See Notes 2 and 14 for additional information regarding compensation expense recorded for stock incentive plans.

14. Stock-Based Compensation

On April 15, 1999, BNSF shareholders approved the Burlington Northern Santa Fe 1999 Stock Incentive Plan and authorized 20 million shares of BNSF common stock to be issued in connection with stock options, restricted stock, restricted stock units and performance stock. On April 18, 2001, April 17, 2002, April 21, 2004 and April 19, 2006, BNSF shareholders approved the amendments to the Burlington Northern Santa Fe 1999 Stock Incentive Plan, which authorized additional awards of 9 million, 6 million, 7 million and 11 million shares, respectively, of BNSF common stock to be issued in connection with stock options, restricted stock, restricted stock units and performance stock. Approximately 10 million common shares were available for future grant at December 31, 2007.

Additionally, on April 18, 1996, BNSF shareholders approved the non-employee directors’ stock plan and authorized 900,000 shares of BNSF common stock to be issued in connection with this plan. Approximately 450,000 common shares were available for future grant at December 31, 2007.

Stock Options

Under BNSF’s stock plans, options may be granted to directors, officers and salaried employees at the fair market value of BNSF’s common stock on the date of grant. Stock option grants generally vest ratably over three years and expire within ten years after the date of grant. Shares issued upon exercise of options may be issued from treasury shares or from authorized but unissued shares.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions apply to the options granted for the periods presented:

Year ended December 31,	2007	2006	2005
Weighted average expected life (years)	4.6	4.5	4.5
Weighted average expected volatility	24.0%	24.0%	24.0%
Weighted average dividend per share	$1.02	$0.81	$0.69
Weighted average risk free interest rate	4.31%	4.76%	3.75%
Weighted average fair value of options granted per share	$21.91	$20.51	$11.33

Expected volatilities are based on historical volatility of BNSF’s stock, implied volatilities from traded options on BNSF’s stock and other factors. The Company uses historical experience with exercise and post-vesting employment termination behavior to determine the options’ expected life. The expected life represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on the U.S. Treasury rate with a maturity date corresponding to the options’ expected life.

A summary of the status of stock options as of, and for the year ended December 31, 2007, is presented below (options in thousands, aggregate intrinsic value in millions):

Year ended December 31, 2007	Options	Weighted Average Exercise Prices	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balance at beginning of year	15,060	$38.37
Granted	1,777	88.33
Exercised	(5,249)	32.34
Cancelled	(244)	73.95

Balance at end of year	11,344	$48.22	5.32	$407

Options exercisable at year end	8,459	$38.04	4.26	$384

The total intrinsic value of options exercised was $281 million, $222 million and $232 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Other Incentive Programs

BNSF has other long-term incentive programs that utilize restricted shares/units. A summary of the status of restricted shares/units and the weighted average grant date fair values as of, and for the year ended December 31, 2007, is presented below (shares in thousands):

Year ended December 31, 2007	Time Based		Performance Based		BNSF Incentive Bonus Stock Program		BNSF Discounted Stock Purchase Program		Total
Balance at beginning of year	1,267	$48.40	765	$53.50	861	$46.19	64	$49.79	2,957	$49.10
Granted	59	86.38	560	88.80	—	—	7	79.28	626	88.47
Vested	(557)	33.96	(235)	32.72	(219)	32.16	(20)	34.62	(1,031)	33.31
Cancelled	(51)	60.73	(74)	78.33	(3)	50.83	—	—	(128)	70.64

Balance at end of year	718	$61.83	1,016	$75.97	639	$50.98	51	$59.73	2,424	$64.85

A summary of the weighted average grant date fair market values of the restricted share/units as of, and for the years ended December 31, 2006 and 2005, is presented below:

Grant Date Fair Market Value of Awards Granted	Time Based	Performance Based	BNSF Incentive Bonus Stock Program	BNSF Discounted Stock Purchase Program
Year ended December 31, 2006	$79.88	$80.17	$81.31	$81.31
Year ended December 31, 2005	$49.23	$49.21	$47.58	$46.91

A summary of the fair value of the restricted share/units vested during the years ended December 31, 2007, 2006 and 2005 is presented below:

Total Fair Value of Shares Vested (in millions)	Time Based	Performance Based	BNSF Incentive Bonus Stock Program	BNSF Discounted Stock Purchase Program	Total
Year ended December 31, 2007	$49	$21	$18	$1	$89
Year ended December 31, 2006	$42	$—	$25	$1	$68
Year ended December 31, 2005	$44	$11	$8	$1	$64

Time-based awards are granted to senior managers within BNSF Railway primarily as a retention tool and to encourage ownership in BNSF. They generally vest over three years, although in some cases up to five years, and are contingent on continued salaried employment.

Performance-based awards are granted to senior managers within BNSF Railway to encourage ownership in BNSF and to align management’s interest with those of its shareholders. Performance-based awards generally vest over three years and are contingent on the achievement of certain predetermined corporate performance goals (e.g., return on invested capital (ROIC)) and continued salaried employment.

Additionally, related to the 2007, 2006 and 2005 performance-based grant, eligible employees may also earn performance stock that will be granted in 2010, 2009 and 2008, respectively, contingent upon achievement of higher ROIC goals and continued salaried employment. BNSF has committed to a maximum grant of approximately 279,000, 235,000 and 316,000 shares, respectively.

Certain employees were eligible to exchange through the Burlington Northern Santa Fe Incentive Bonus Stock Program the cash payment of their bonus for grants of restricted stock. In September 2005, the program was amended so that exchanges of cash bonus payments for awards of restricted stock were no longer permitted after February 2006.

Certain other salaried employees may participate in the BNSF Discounted Stock Purchase Program and use their bonus to purchase BNSF common stock at a discount from the market price. These shares immediately vest but are restricted for a three-year period.

Shares awarded under each of the plans may not be sold or used as collateral and are generally not transferable by the holder until the shares awarded become free of restrictions. Compensation cost, net of tax, recorded under the BNSF Stock Incentive Plans is shown in the following table (in millions):

	2007	2006	2005
Compensation cost	$66	$72	$37
Income tax benefit	(23)	(25)	(14)

Total	$43	$47	$23

Compensation cost capitalized	$7	$6	$3

At December 31, 2007, there was $105 million of total unrecognized compensation cost related to unvested share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 1.19 years.

15. Quarterly Financial Data—Unaudited

	Fourth		Third		Second		First
Dollars in millions	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
2007
Revenues	$4,194	$4,195	$4,015	$4,016	$3,795	$3,797	$3,601	$3,602
Operating income	$948	$948	$1,010	$1,010	$846	$848	$703	$704
Net income	$590	$590	$633	$633	$530	$531	$444	$445

2006
Revenues	$3,841	$3,842	$3,887	$3,888	$3,657	$3,659	$3,426	$3,427
Operating income	$947	$947	$919	$920	$876	$877	$797	$798
Net income	$617	$617	$573	$574	$557	$557	$489	$490

16. Subsequent Events—Unaudited

Commitments and Contingencies

Environmental

In the second quarter of 2008, the Company completed an analysis of its Montana sites to determine its legal exposure related to the potential effect of a Montana Supreme Court decision. The decision, which did not involve BNSF Railway, held that restoration damages (damages equating to clean-up costs which are intended to return property to its original condition) may be awarded under certain circumstances even where such damages may exceed the property’s actual value. The legal situation in Montana, the recent increase in the number of claims against BNSF Railway and others resulting from this decision, and the completion of the analysis have caused BNSF Railway to record additional pre-tax environmental expenses of $175 million in the second quarter of 2008 for environmental liabilities primarily related to the effect of the aforementioned Montana Supreme Court decision on certain of BNSF Railway’s Montana sites.